Exhibit 10.12

Execution Version

CREDIT AGREEMENT

DATED AS OF MAY 10, 2026

AMONG

WHITEHAWK INCOME CORPORATION

AS PARENT,

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P.

AS BORROWER,

CAPITAL ONE, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT AND

ISSUING BANK

AND

THE LENDERS PARTY HERETO

CAPITAL ONE, NATIONAL ASSOCIATION,

AS JOINT LEAD ARRANGER AND SOLE BOOKRUNNER

U.S. BANK NATIONAL ASSOCIATION,

AS JOINT LEAD ARRANGER

i

v

THIS CREDIT AGREEMENT dated as of May 9, 2026, is among WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (the “Borrower”); WhiteHawk Income Corporation, a Delaware corporation (the “Parent”); WhiteHawk Income OP GP LLC, a Delaware limited liability company, in its capacity as the general partner of the Borrower (the “General Partner”); each of the Lenders from time to time party hereto; and Capital One, National Association, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as the Issuing Bank.

R E C I T A L S

(A)	The Borrower has requested that the Lenders and the Issuing Bank provide certain loans to and extensions of credit on behalf of the Borrower.

(B)	The Lenders and the Issuing Bank have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

(C)	In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired EBITDAX” shall mean, with respect to any Acquired Entity or Business with an acquisition price in excess of $1,000,000 or any Converted Restricted Subsidiary with a fair market value (as determined by the Borrower in good faith) in excess of $1,000,000 for any period, the amount for such period of EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries or Consolidated Restricted Subsidiaries in the definition of EBITDAX (and in the component definitions used therein) were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable; provided that if (a) the acquisition consideration of the Acquired Entity or Business, or the fair market value of the Converted Restricted Subsidiary exceeds $30,000,000 (each, a “Material Acquisition”), (b) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the proposed Acquired EBITDAX for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, and attaching thereto reasonably detailed calculations of Acquired EBITDAX for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, and such other information as the Administrative Agent shall reasonably request, which shall, in each case, be in form and substance reasonably satisfactory to the Administrative Agent; and (c) the Administrative Agent shall have approved of (such approval not to be unreasonably withheld), in writing, after delivery by the Borrower of the certificate described in the foregoing clause (b) of the Acquired EBITDAX Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, then solely for the purpose of calculating the Consolidated Net Leverage Ratio hereunder for any date on or after such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary was converted, (i) for the fiscal quarter in which such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary was converted, Acquired EBITDAX shall be calculated by multiplying EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for the most recent fiscal quarter by 4, (ii) for the fiscal quarter in which such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary was converted and the immediately following fiscal quarter, Acquired EBITDAX shall be calculated by multiplying EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for the two most recent fiscal quarters by 2, (iii) for the fiscal quarter in which such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary was converted and the two immediately following fiscal quarters, Acquired EBITDAX shall be calculated by multiplying EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for the three most recent fiscal quarters by 4/3 and (iv) thereafter, Acquired EBITDAX of such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary shall be EBITDAX for the four most recent fiscal quarters.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “EBITDAX”.

“Additional Lender” has the meaning set forth in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning set forth in Section 2.06(c)(ii)(F).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and any syndication or documentation agent hereunder from time to time; and “Agent” shall mean any of them individually, as the context requires.

“Aggregate Elected Commitment Amounts” means, at any time, an amount equal to the sum of the Elected Commitments of the Lenders, as the same may be increased, reduced or terminated pursuant to Section 2.06(c). As of the Effective Date, the Aggregate Elected Commitment Amounts is $150,000,000.

“Aggregate Maximum Credit Amounts” means, at any time, an amount equal to the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. As of the Effective Date, the Aggregate Maximum Credit Amounts are $500,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% and (c) Term SOFR for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0% (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. Notwithstanding the foregoing, in no event shall the Alternate Base Rate be less than 1.00%.

“Annualized EBITDAX” means, for the purposes of calculating the Consolidated Net Leverage Ratio, (i) for the first fiscal quarter ending after the Effective Date, EBITDAX shall be calculated by multiplying EBITDAX for such fiscal quarter by 4, (ii) for the first two fiscal quarters ending after the Effective Date, EBITDAX shall be calculated by multiplying EBITDAX for such two fiscal quarters by 2 and (iii) for the first three fiscal quarters ending after the Effective Date, EBITDAX shall be calculated by multiplying EBITDAX for such three fiscal quarters by 4/3; provided that for the fiscal quarters identified in clauses (i) through (iii) hereof, Acquired EBITDAX (other than as set forth in the proviso to the definition of Acquired EBITDAX) and Disposed EBITDAX shall, be included in the calculation of EBITDAX before giving effect to the annualization set forth herein, without duplication of any annualization calculation applied pursuant to the definition of Acquired EBITDAX.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the General Partner, the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act, as amended.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing or money laundering, including any applicable provision of The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), as amended by the Patriot Act.

“Applicable Margin” means, for any day, with respect to any ABR Loan or SOFR Loan, or with respect to the commitment fee rate (the “Commitment Fee Rate”), as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Utilization Percentage then in effect:

Borrowing Base Utilization Grid

Utilization Percentage	> 25%	> 25% but ≤ 50%	> 50% but ≤ 75%	> 75% but ≤ 90%	> 90%
SOFR Loans	2.50%	2.75%	3.00%	3.25%	3.50%
ABR Loans	1.50%	1.75%	2.00%	2.25%	2.50%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Applicable Margin and the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount; provided that in the case of Section 2.09 when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.09 shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lender’s Maximum Credit Amounts) represented by such Lender’s Maximum Credit Amount; provided further that if the Commitments have terminated or expired, each Lender’s “Applicable Percentage” shall be determined based upon the Commitments most recently in effect.

“Approved Counterparty” means (a) any Person who, at the time of entering into a Swap Agreement, is a Lender or an Affiliate of a Lender and (b) any other Person (or the credit support provider of such Person who guarantees all obligations of such Person under such Swap Agreement) who, at the time of entering into a Swap Agreement, has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) DeGolyer and MacNaughton, (c) Cawley Gillespie and Associates, Inc., (d) Ryder Scott Company, L.P., (e) Wright & Company, Inc. or (f) any other regionally or nationally recognized independent petroleum engineering firms reasonably acceptable to the Administrative Agent.

“Arranger” means each of (a) Capital One, National Association, in its capacity as joint lead arranger and sole bookrunner hereunder, and (b) U.S. Bank National Association, in its capacity as joint lead arranger hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit H or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Price Deck” means the Administrative Agent’s most recent internal price deck (or such prior internal price deck as specified herein) on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f) or Section 8.12(c) or otherwise pursuant to this Agreement.

“Borrowing Base Deficiency” occurs if at any time (a) the Total Revolving Credit Exposures exceeds (b) the Borrowing Base then in effect.

“Borrowing Base Properties” means the Proved Oil and Gas Properties of the Borrower and its Restricted Subsidiaries included in the most recently delivered Reserve Report hereunder.

“Borrowing Base Value” means, (a) with respect to any Borrowing Base Property, the value the Administrative Agent attributed to such Borrowing Base Property in connection with the most recent determination of the Borrowing Base hereunder (which Borrowing Base has been approved by the Required Lenders) and (b) with respect to any Swap Agreement in respect of commodities, the Swap PV of such Swap Agreement.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the NYFRB is closed and (b) is not a day on which commercial banks in Houston, Texas are closed.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP as of the Reference Date, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP on the Reference Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following the Reference Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capital Lease.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent (in a manner reasonably satisfactory to the Administrative Agent, which may require such deposit to be made into a controlled account), for the benefit of any Issuing Bank or the Lenders, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twenty four (24) months from the date of acquisition; provided that, for the avoidance of doubt, treasury securities issued by the United States Government or any agency thereof shall be deemed to be Cash Equivalents for purposes of this clause (a); (b) certificates of deposit, time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by any Lender or any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000); (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating assigned at that time from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; (e) repurchase obligations with a term of not more than one-hundred eighty (180) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (b) above; and (f) deposits in money market funds and investments investing at least 95% in investments described in clauses (a), (b), (c), (d) and (e) above.

“Cash Receipts” means all cash received by or on behalf of the Borrower or any Restricted Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Restricted Subsidiary; (c) proceeds from Loans; and (d) any other cash received by or on behalf of the Borrower or any Restricted Subsidiary from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement and amounts received in respect of any disposition of Property).

“Casualty Event” means, with respect to any Property, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Signing Date) (directly or indirectly, including through one or more holding companies), other than the Permitted Holders, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent (including, for the avoidance of doubt, the Class A common stock and Class B common stock issued by the Parent), (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) directors of the Parent on the Effective Date or nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Parent or (ii) appointed by directors so nominated, appointed or approved, (c) the Parent ceases to directly own 65% of the economic interests represented by the issued and outstanding Equity Interests of the Borrower, (d) the Parent ceases to Control the General Partner and the Borrower, (e) the Parent at any time ceases to hold of record and have beneficial ownership of 100% of the aggregate ordinary voting power and 100% of the economic interests represented by the issued and outstanding Equity Interests of the General Partner, (f) the General Partner at any time ceases to directly own 100% of the general partner interests of the Borrower or ceases to be the sole general partner of the Borrower, (g) any Guarantor ceases to be a Wholly-Owned Subsidiary of the Borrower other than as a result of a transaction permitted under Section 9.08 or Section 9.09, (h) the occurrence of a “Change in Control” (as defined in the Second Lien Note Purchase Agreement), or (i) the occurrence of a “change of control” or “change in control” under the definitive documentation governing any debt for borrowed money constituting Material Debt.

“Change in Law” means (a) the adoption or implementation of any law, rule or regulation after the Signing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Signing Date; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted and implemented after the Signing Date.

“Citadel” means Citadel Energy Marketing LLC, a Delaware limited liability company.

“Citadel Permitted Existing Confirmations” means the confirmations between Citadel and the Parent evidencing the trades listed on Schedule 1.02, as amended, modified, supplemented or restated on or prior to the Effective Date, and as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.17.

“Citadel Permitted Existing Trade Documents” means, (a) the ISDA Master Agreement, dated as of May 25, 2023, between Citadel and the Parent, including the Schedule thereto, as amended, modified, supplemented or restated on or prior to the Effective Date, and as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.17 and (b) the Citadel Permitted Existing Confirmations.

“Citadel Permitted Existing Trades” means the transactions evidenced by the Citadel Permitted Existing Confirmations identified on Schedule 7.18, as any such transaction may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.17.

“Citadel Swap Counterparty Acknowledgment” means a Swap Counterparty Acknowledgment, in form and substance satisfactory to the Administrative Agent, to be entered into between the Administrative Agent, as collateral agent, the Borrower, and Citadel, as amended, modified, supplemented or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property of the Credit Parties now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Instrument, including without limitation, the Mortgaged Property.

“Collateral Coverage Minimum” has the meaning assigned to such term in Section 8.13(a).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (i) modified from time to time pursuant to Section 2.06, (ii) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (iii) modified by any other amendment or modification of such Commitments permitted under this Agreement. The amount representing each Lender’s Commitment shall at any time be the least of (a) such Lender’s Maximum Credit Amount, (b) such Lender’s Applicable Percentage of the then effective Borrowing Base and (c) such Lender’s Elected Commitment. The total Commitments is the aggregate amount of the Commitments of all the Lenders.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.02 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, at any time, the aggregate amount of cash and Cash Equivalents, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries other than, without duplication, (i) any cash or Cash Equivalents constituting Cash Collateral held by the Administrative Agent pursuant to this Agreement or any other Loan Document, (ii) any cash or Cash Equivalents of the Borrower or any Restricted Subsidiary to be used by the Borrower or any Restricted Subsidiary within five (5) Business Days to pay the purchase price for any acquisition of any Property (including Equity Interests) permitted hereunder by the Borrower or any Restricted Subsidiary pursuant to a binding and enforceable purchase and sale agreement or in connection with a “sign and close” purchase and sale agreement reasonably anticipated within such five (5) Business Days, in each case, with an unaffiliated third party, (iii) any cash or Cash Equivalents constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement containing customary provisions regarding the payment and refunding of such deposits, (iv) any cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries set aside to make any Investment within five (5) Business Days of such time, in each case, to the extent such Investment is then permitted to be made under this Agreement at such time and in an amount not to exceed the amount of such Investment permitted to be made pursuant thereto, (v) cash allocated for, reserved or otherwise set aside for and solely used for payroll or employee benefit payment obligations and (vi) any cash or cash equivalents of the Borrower or any of its Restricted Subsidiaries held by the Borrower or any of its Restricted Subsidiaries constituting the reasonably estimated amount of any cash distributions with respect to the Borrower’s Equity Interests that the Borrower intends to make to holders of its Equity Interests, in each case which distributions are expressly permitted pursuant to Section 9.04(a)(iv) and which distributions shall be made within the next succeeding five (5) Business Days. To the extent such amounts specified in the foregoing clauses (ii), (iv) and (vi) are financed with the proceeds of a Borrowing, such use of proceeds must be certified to by the Borrower in the applicable Borrowing Request.

“Consolidated Cash Balance Threshold” means, at any time, the greater of (a) $25,000,000 and (b) ten percent (10%) of the Borrowing Base then in effect.

“Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Restricted Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP, but in each case only to the extent of such prohibition or restriction; (c) the net income (or loss) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Restricted Subsidiaries; (d) any extraordinary or non-recurring gains or losses during such period, (e) any gains or losses attributable to writeups or writedowns of assets, (f) any gain or loss from the sale of assets other than in the ordinary course of business, (g) any income attributable to the early extinguishment of any Debt of the Borrower or a Consolidated Restricted Subsidiary; and (h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP.

“Consolidated Net Leverage Ratio” means, as of the last day of any fiscal quarter (or any other date of determination for purposes of Sections 8.20, 9.02(i), 9.04(a)(iv), 9.04(b)(i), and 9.05(n)), the ratio of Total Net Debt as of such day to EBITDAX (or (a) in the case of each of the first three fiscal quarters ending after the Effective Date, Annualized EBITDAX or (b) prior to the initial delivery of financial statements pursuant to Section 8.01(a) or Section 8.01(b), Specified EBITDAX) for most recently ended Rolling Period.

“Consolidated Restricted Subsidiary” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiary” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on (x) the most recent balance sheet of the Borrower delivered pursuant to Section 8.01(a) or Section 8.01(b) or, with respect to the Initial Financial Statements, Section 6.02 or (y) a balance sheet of the Borrower (i) prepared by a Financial Officer of the Borrower, (ii) certified by a Financial Officer as presenting fairly in all material respects the financial position of the Borrower and its Consolidated Restricted Subsidiaries (excluding Unrestricted Subsidiaries) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (iii) delivered to the Administrative Agent and each Lender.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, providing for the Administrative Agent’s exclusive control of a Deposit Account, Securities Account or Commodity Account, as applicable, after notice, executed and delivered by the Borrower or a Restricted Subsidiary, as applicable, and the applicable securities intermediary (with respect to a Securities Account), bank (with respect to a Deposit Account) or commodity intermediary (with respect to a Commodity Account), in each case at which such relevant account is maintained.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Control Agreement Delivery Date” shall have the meaning set forth in Section 8.16.

“Converted Restricted Subsidiary” has the meaning set forth in the definition of the term “EBITDAX”.

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of the term “EBITDAX”.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.

“Cure Amount” has the meaning assigned to such term in Section 9.01(c).

“Cure Period” has the meaning assigned to such term in Section 9.01(c).

“Current Assets” means, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries at such date, plus Unused Availability (but only to the extent that the Borrower is then permitted to borrow such amount under the terms of this Agreement, including, without limitation, Section 6.03 hereof (but excluding Section 6.03(d))), but excluding (a) all non-cash assets under ASC 815 and (b) assets to the extent resulting from non-cash gains required under ASC 410.

“Current Liabilities” means, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries on such date, but excluding, without duplication, (a) all non-cash obligations under ASC 815, and (b) the current maturities under this Agreement.

“Current Ratio” means, as of any date of determination, the ratio of (a) Current Assets to (b) Current Liabilities.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations of such Person under Capital Leases; (e) all obligations of such Person under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value (as determined by the Borrower in good faith) of the Property of such Person securing such Debt; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person (directly or indirectly) or in respect of which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (j) obligations of such Person with respect to Disqualified Capital Stock. Except as explicitly set forth above, the Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder; (b) has notified the Borrower or the Administrative Agent, the Issuing Bank or any other Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after request by the Administrative Agent, the Issuing Bank or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, the Issuing Bank or such Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) been placed into receivership, conservatorship or bankruptcy or has become the subject of a Bail-In Action.

“Discharge of Second Lien Obligations” means the “Discharge of Second Lien Obligations” as defined in the Second Lien Intercreditor Agreement.

“Disposed EBITDAX” shall mean, with respect to any Sold Entity or Business with a sale price in excess of $1,000,000 or any Converted Unrestricted Subsidiary with a fair market value (as reasonably determined by the Borrower) in excess of $1,000,000 for any period, the amount for such period of EBITDAX of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of EBITDAX (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” means any conveyance, sale, lease, sale and leaseback, assignment, farm-out, transfer or other disposition of any Property, and includes, for the avoidance of doubt, any Casualty Event. “Dispose” has a correlative meaning thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (other than upon a “change in control”; provided that the terms of such Equity Interest require that any payment in connection therewith be made only after the occurrence of the Release Date), matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Disqualified Institution” means any Person that is (a) designated by the Borrower by written notice delivered to the Administrative Agent on or prior to May 9, 2026, as a (i) “Disqualified Institution” or (ii) a competitor of the Borrower or any of its Subsidiaries (a “Competitor”) or (b) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above; provided, however, that Disqualified Institutions shall (A) exclude any Person that the Borrower has designated as no longer being a Disqualified Institution by written notice delivered to Agent from time to time and (B) include (I) any Person that is added as a Competitor and (II) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (B)(I), pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by the Borrower after the date hereof to Agent. Such supplement shall become effective two (2) Business Days after the date that such written supplement is delivered to Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein. In no event shall any Persons, Subsidiaries or Affiliates that are bona fide fixed income investors, debt funds, regulated bank entities or unregulated lending entities generally engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business be a Disqualified Institution unless such Person is identified under clause (a)(i) above.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“E-System” means any electronic system approved by the Administrative Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EBITDAX” means, for any period, the sum of (a) Consolidated Net Income for such period plus (without duplication) (b) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest expense, (ii) income tax expense, (iii) depreciation, depletion, amortization, and exploration expenses and other similar noncash charges, (iv) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge in the current period, the cash payment in respect thereof in such future period shall be subtracted from EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (v) losses on asset Dispositions, disposals and abandonments, (vi) (x) Transaction Expenses incurred prior to or on or about the Effective Date in connection with the Transactions, and (y) any Transaction Expenses after the Effective Date and any costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets), incurrence of Debt or expenses incurred in connection with Public Company Compliance after the Effective Date; provided that the aggregate amount of add backs under this clause (y) and clause (vii) below shall not exceed 10% of EBITDAX (calculated prior to giving effect to such add-backs) for such period, and (vii) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions and integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments provided that the aggregate amount of add backs under this (vii) and clause (vi)(y) above shall not exceed 10% of EBITDAX (calculated prior to giving effect to such add-backs) for such period;

minus (without duplication) (c) to the extent included in the statement of Consolidated Net Income for such period, the sum of (i) interest income, (ii) income tax credits (to the extent not netted from income tax expense), (iii) all non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating EBITDAX in accordance with this definition) and (iv) gains on asset Dispositions, disposals and abandonments (other than the sale of Hydrocarbons in the ordinary course of business, but including any gain from the Liquidation of any Swap Agreement). If the Effective Date occurs on or prior to the date on which unaudited statements of income and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the fiscal quarter ended June 30, 2026 are available, for any calculation of EBITDAX on or prior to the delivery of financial statements for the fiscal quarter ending June 30, 2026 pursuant to Section 8.01(b), EBITDAX (prior to giving effect to any Pro Forma Basis adjustments) shall be deemed to be Specified EBITDAX.

There may, at the Borrower’s option, be included in determining EBITDAX for any period of four consecutive fiscal quarters (each a “Reference Period”), without duplication, the positive amount of Acquired EBITDAX of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such Reference Period (but not the Acquired

EBITDAX of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such Reference Period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDAX of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such Reference Period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such Reference Period (including the portion thereof occurring prior to such acquisition). There shall be excluded in determining EBITDAX for any Reference Period (a) the negative amount of Acquired EBITDAX of any Acquired Entity or Business or Converted Restricted Subsidiary during such Reference Period and (b) the Disposed EBITDAX of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such Reference Period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDAX of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such Reference Period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDAX of such Sold Entity or Business or Converted Unrestricted Subsidiary for such Reference Period (including the portion thereof occurring prior to such sale, transfer or disposition). For the avoidance of doubt, Acquired EBITDAX (in the case of any Acquired Entity or Business or Converted Restricted Subsidiary) and Disposed EBITDAX (in the case of any Disposed Entity or Business or Converted Unrestricted Subsidiary) shall be included in the calculation of EBITDAX for such Reference Period, as though Acquired EBITDAX were acquired and Disposed EBITDAX were disposed, as applicable, in each case, on the first day of such Reference Period. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, this paragraph shall not apply to any Acquired EBITDAX with respect to any Material Acquisition that is being annualized pursuant to the proviso to the definition of “Acquired EBITDAX”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 12.02).

“Effective Date Initial Public Offering” means the initial public offering of Equity Interests of the Parent as described in the Registration Statement.

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c).

“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(D).

“Electronic Record” has the meaning assigned to such term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to such term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining to human or worker health and safety (to the extent relating to exposure to Hazardous Materials), the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect and applicable to the operations of the Borrower or any Restricted Subsidiary, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Pipeline Safety Statutes 49 U.S.C. Chapters 601 & 603 and regulations at 49 CFR Parts 190-199, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued to the Borrower or any Restricted Subsidiary pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) the occurrence of a “Reportable Event” described in Section 4043 of ERISA with respect to a Plan subject to Title IV of ERISA (other than a Multiemployer Plan), other than a Reportable Event as to which the provision of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Title IV of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan subject to Title IV of ERISA (other than a Multiemployer Plan) or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) the occurrence of any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, a Subsidiary or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to such term in Section 11.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 11.14(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 11.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 11.14(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 11.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens (i) in connection with workers’ compensation, unemployment insurance or other social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance arrangements in respect of such obligations, in each case, in the ordinary course of business, or (ii) to secure (or secure the Lien securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, in each case, which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, service agreements, supply agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, seismic or other geophysical permits or agreements, and other agreements which are or have become usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (d) does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution; (f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, shared facilities, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of any material Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of any material Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property; (j) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement; (k) Immaterial Title Deficiencies; (l) contractual restrictions and prohibitions on encumbrances and transferability with respect to software licensed to the Borrower and/or to any Restricted Subsidiary; and (m) Liens in favor of depository banks arising under documentation governing deposit accounts which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and other related services, and similar items and fees; provided further, that, notwithstanding the foregoing or anything to the contrary contained herein, (x) no intention to subordinate the first priority afforded by the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Security Instruments is to be hereby implied or expressed by the permitted existence of such Excepted Liens, (y) Liens described in clauses (a) through (e) and (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (or if commenced, has been stayed), and (z) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Excluded Accounts” means (a) each account for which the deposits consist solely of amounts utilized to fund payroll, healthcare, employee benefit or tax obligations of the Borrower and its Restricted Subsidiaries, (b) segregated deposit accounts the balance of which consists exclusively of cash constituting purchase price deposits held in escrow by or on behalf of any Borrower or any of its Restricted Subsidiaries pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (c) deposit accounts of any Person acquired by the Borrower or any Restricted Subsidiary in connection with any acquisition permitted hereunder during a thirty (30) day period following such acquisition (or such longer period as approved by the Administrative Agent); provided that (1) no proceeds of any Borrowing shall be deposited into any such account and (2) no additional funds shall be deposited into any such account other than revenues and other amounts required to be deposited therein pursuant to existing contractual arrangements or in the ordinary course of the business of the acquired Person as conducted prior to such acquisition and (d) other accounts so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $1,250,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any day shall not exceed $2,500,000.

“Excluded Property” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Swap Obligation” means, with respect to the General Partner or any Subsidiary Guarantor individually determined on a Subsidiary Guarantor by Subsidiary Guarantor basis, any obligation in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee by the General Partner or such Subsidiary Guarantor of, or the grant by such Person of a security interest to secure, such obligation in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related obligation in respect of any Swap Agreement. If any obligation in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation in respect of any Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender (including for purposes of this definition the Issuing Bank) or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.03(f) or (g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of September 17, 2024, by and among the Parent, as issuer, U.S. Bank Trust Company, National Association, as agent for the holders, and the other parties thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Notes Prepayment” has the meaning assigned to such term in Section 6.02(k)(vi).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Signing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal effective rate and (b) 0%.

“Fee Letter” means any fee letter that may hereafter be entered into between the Borrower, the Administrative Agent and/or any Arranger.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 9.01(a) and (b).

“Flood Insurance Regulations” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing.

“Floor” means a rate of interest equal to (a) prior to the Discharge of Second Lien Obligations, 2.50% and (b) following the Discharge of Second Lien Obligations, 0.00%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governance Documents” has the meaning assigned to such term in Section 6.01(b).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, rules of common law, authorization or other legally binding directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee and Collateral Agreement” means a Guarantee and Collateral Agreement among the Borrower and the other Credit Parties from time to time party thereto and the Administrative Agent in form and substance satisfactory to the Administrative Agent (a) granting Liens on the Credit Parties’ personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations and (b) unconditionally guaranteeing on a joint and several basis, payment of the Obligations, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Guarantors” means each Restricted Subsidiary that is a party to the Guarantee and Collateral Agreement as a “Guarantor” and “Grantor” (as such terms are defined in the Guarantee and Collateral Agreement) and guarantees the Obligations (including pursuant to Section 6.02 and Section 8.13(b)).

“Hazardous Material” means any substance regulated due to its deleterious properties or as to which liability might arise under any applicable Environmental Law, including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or any other similar term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the Signing Date.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, term mineral interests, overriding royalty, non-participating royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Illegality Notice” has the meaning set forth in Section 3.03(b).

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Immaterial Title Deficiencies” means, with respect to Oil and Gas Properties, minor defects or deficiencies in title, and discrepancies in reported net revenue and working interest ownership percentages, which do not, individually or in the aggregate, affect Oil and Gas Properties with a value (which, for purposes hereof, shall mean the value attributed to any such Oil and Gas Properties in the most recently delivered Reserve Report) greater than one percent (1%) of the most recent Borrowing Base.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document or (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.03(b).

“Information” has the meaning set forth in Section 12.11.

“Initial Financial Statements” has the meaning set forth in Section 6.02(s).

“Initial Reserve Report” means the report of Cawley Gillespie and Associates, Inc., dated as of December 31, 2025, with respect to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries as of January 1, 2026.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Termination Date and (b) with respect to any SOFR Loan, the last Business Day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Termination Date.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period pertaining to a SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; (c) no Interest Period shall extend beyond the Maturity Date; and (d) no tenor that has been removed from this definition pursuant to Section 3.03(c) shall be available for specification in any Borrowing Request or any Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person) and made in the ordinary course of business and consistent with past practice); (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Capital One, National Association, in its capacity as issuer of Letters of Credit hereunder, and each of its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Notwithstanding anything herein to the contrary, Capital One, National Association, shall only be required to issue standby letters of credit.

“LC Commitment” means $10,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption or any amendment or modification to this Agreement, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank. For the avoidance of doubt, any Person that is a Lender shall, unless such Lender ceases to be a party hereto pursuant to an Assignment and Assumption, remain a Lender whether or not the Commitments are $0 and regardless of the occurrence of the Maturity Date.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Revolving Credit Exposure, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions and reservations.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind, monetization or early termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidating”, “Liquidated” and “Liquidation” have a correlative meaning thereto.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Unused Availability on such date to the extent that the Borrower is otherwise permitted to borrow such amounts under the terms of this Agreement, including, without limitation, Section 6.03 hereof but excluding Section 6.03(d), and (b) the aggregate amount of Unrestricted Cash of the Borrower and the Restricted Subsidiaries, minus (c) the amount of any Borrowing Base Deficiency as of such date.

“Loan Documents” means this Agreement, the Fee Letter, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, any Notes issued by the Borrower pursuant hereto and any other document, agreement or letter agreed in writing by the Borrower and the Administrative Agent and/or the Lenders to be a Loan Document.

“Loan Limit” means, at any time, the least of (a) the Aggregate Maximum Credit Amounts, (b) the then effective Borrowing Base and (c) the then effective Aggregate Elected Commitment Amounts.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means (a) if there are fewer than three Lenders at such time, all Non-Defaulting Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders and (ii) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Parent, the General Partner, the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower, the Parent, the General Partner, any Restricted Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Acquisition” has the meaning assigned to such term in the definition of “Acquired EBITDAX”.

“Material Debt” means: (a) any Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount and (b) Debt (and any guarantees thereof) under the Second Lien Notes and the other Second Lien Note Documents. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Subsidiary” means, as of any date, any Restricted Subsidiary that (a) incurs or is otherwise liable on any Debt or guarantees any Debt or grants any Lien on any Property to secure any Debt, (b) owns any Borrowing Base Properties, or (c) whose revenues or total assets, when taken together with its Subsidiaries, as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to Section 8.01(a) or Section 8.01(b) or, with respect to the Initial Financial Statements, Section 6.02, were equal to or greater than 2.5% of the consolidated total revenues or consolidated total assets, respectively, of the Borrower and the Consolidated Restricted Subsidiaries as of such date, determined in accordance with GAAP; provided that, if, as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to Section 8.01(a) or Section 8.01(b) or, with respect to the Initial Financial Statements, Section 6.02, the aggregate revenues or aggregate assets attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceed 5.0% of the consolidated revenues or consolidated total assets, respectively, of the Borrower and the Consolidated Restricted Subsidiaries as of such date, then the Borrower shall designate in the compliance certificate required to be delivered pursuant to Section 8.01(c) for such fiscal quarter or fiscal year, as applicable, one or more Restricted Subsidiaries that are not Material Subsidiaries as Material Subsidiaries as may be necessary to eliminate such excess, and upon the delivery of such compliance certificate to the Administrative Agent, such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries; provided further that, in the event that the Borrower fails to so designate sufficient additional Subsidiaries as “Material Subsidiaries” as aforesaid, the Administrative Agent may, by prior written notice to the Borrower, designate sufficient additional Restricted Subsidiaries as “Material Subsidiaries” on the Borrower’s behalf, whereupon such Restricted Subsidiaries shall constitute “Material Subsidiaries” for all purposes of this Agreement.

“Maturity Date” means May 9, 2030.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), (b) modified from time to time pursuant to Section 2.06(c) or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements creating, evidencing, perfecting or otherwise establishing the Liens on Mortgaged Property to secure payment of the Obligations or any part thereof in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Consenting Lender” means any Lender that (a) does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders or all Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Majority Lenders and (b) does not approve an increase in the Borrowing Base that has been approved by the Supermajority Lenders.

“Non-Defaulting Lenders” means, at any time, each Lender that is not a Defaulting Lender.

“Note Purchase Agreement Amendment” means an amendment or amendment and restatement to the Existing Note Purchase Agreement among Parent, the Borrower, as issuer, U.S. Bank Trust Company, National Association, as agent for the holders, the Second Lien Agent, and the other parties thereto from time to time, which shall be in form and substance satisfactory to the Administrative Agent.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means any and all amounts owing or to be owing by the Parent, the General Partner, the Borrower, any Restricted Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to any Agent, the Issuing Bank or any Lender under any Loan Document, including, without limitation, all applicable fees and expenses hereunder, and all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Secured Swap Party under any Secured Swap Agreement; (c) to any Secured Cash Management Provider under any Secured Cash Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to (i) any Subsidiary Guarantor that is not and (ii) the General Partner, if such Subsidiary Guarantor or the General Partner is not, an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Person shall in any event be excluded from “Obligations” owing by such Person. Without limitation of the foregoing, the term “Obligations” shall include the unpaid principal of and interest on the Loans and LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Parent, the General Partner, the Borrower, any of its Subsidiaries or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit, any Erroneous Payment Subrogation Rights, payments in respect of an early termination of Secured Swap Obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Parent, the General Partner, the Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Secured Swap Agreement or any Secured Cash Management Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including farmout agreements, farm in agreements, area of mutual interest agreements, equipment leases and production sharing contracts and other agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the

Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, immovable or moveable, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all wellbores, oil wells, gas wells, injection wells, disposal wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, gathering systems, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Borrower and/or its Restricted Subsidiaries, as the context requires.

“Ongoing Hedges” has the meaning assigned to such term in Section 9.14(a).

“OPA” has the meaning set forth in the definition of “Environmental Laws”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the Signing Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Participant” has the meaning assigned to such term in Section 12.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(c)(i).

“Patriot Act” has the meaning assigned to such term in Section 12.16.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Holder” means officers and directors of the Borrower (or the Parent) who on the Effective Date are holders of Equity Interests of the Borrower (or the Parent) (and their Controlled Investment Affiliates and Immediate Family Members).

“Permitted Refinancing Debt” means, with respect to Debt of any Person (for purposes of this definition, the “Refinanced Debt”), any refinancing, renewal or replacement of such Refinanced Debt (for purposes of this definition, “new Debt”); provided that (a) the principal amount of such new Debt does not exceed the principal amount then outstanding of the Refinanced Debt plus an amount necessary to pay accrued and unpaid interest thereon plus reasonable fees and expenses incurred in connection with such refinancing, renewal or replacement of such Refinanced Debt; (b) such new Debt has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Refinanced Debt; (c) (i) to the extent the Refinanced Debt is subordinated in right of payment to the Obligations, such new Debt is subordinated in right of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent and (ii) such new Debt is incurred by the Person who is the obligor of, and does not have greater guarantees or security than, the Refinanced Debt; and (d) if the Refinanced Debt constitutes Second Lien Notes or Senior Notes, then the new Debt must be Senior Notes incurred or issued pursuant to and in accordance with the terms of Section 9.02(i).

“Permitted Senior Notes” means Senior Notes and Permitted Refinancing Debt, in each case, issued or incurred by the Borrower and permitted to remain outstanding pursuant to Section 9.02(i).

“Permitted Tax Distributions” means:

(A) for any taxable period (or portion thereof) ending prior to Effective Date for which Borrower was wholly-owned by Parent for U.S. federal income tax purposes, distributions in an aggregate amount not to exceed the product of (x) the highest combined marginal federal, state and/or local statutory income Tax rate applicable to Parent (as estimated by the Borrower in good faith) and (y) the taxable income attributable to the Borrower and its Subsidiaries for such taxable period allocated to Parent;

(B) for any taxable period (or portion thereof) ending after the Effective Date for which the Borrower is treated as a partnership (or disregarded as an entity separate from a partnership) that is not wholly-owned by a corporation for U.S. federal income tax purposes, distributions in an aggregate amount for such taxable period not to exceed the product of (1) the taxable income of the Borrower and its Subsidiaries for such taxable period (determined without regard to any adjustments pursuant to Section 734 or 743 of the Code) that is allocated to the direct and indirect equityholders of the Borrower and (2) the highest combined marginal U.S. federal, state and/or local income tax rate (taking into account the character of the taxable income in question (e.g., long term capital gain, qualified dividend income, etc.)) applicable to any direct or indirect equityholder of the Borrower (as estimated by the Borrower in good faith); provided that, to the extent a direct or indirect equityholder of the Borrower would be entitled to receive less than its pro rata share (in accordance with relative economic ownership of the Borrower) of the amounts of tax distributions otherwise distributable by the Borrower pursuant to this clause (B) on any given date, the amounts of Permitted Tax Distributions otherwise permitted pursuant to this clause (B) shall be increased to ensure that the direct and indirect equityholders of the Borrower shall receive an amount pursuant to this clause (B) so that all tax distributions by the Borrower are made to its direct and indirect equityholders pro rata in accordance with relative economic ownership; or

(C) for any taxable year ending after the Effective Date for which (i) the Borrower is treated as a corporation that is a member of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state and/or local income tax purposes of which Parent or any other direct or indirect parent company of the Borrower is the common parent (a “Tax Group”) or (ii) the Borrower is a pass-through or disregarded entity for U.S. federal or applicable foreign, state or local income tax purposes that is wholly-owned (directly or indirectly) by a corporation for U.S. federal income tax purposes, distributions to fund the portion of the U.S. federal, foreign, state and/or local income taxes of such Tax Group or such corporation (as applicable) for such taxable period that is attributable to the taxable income of the Borrower and/or the applicable Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or, solely with respect to a plan subject to Title IV of ERISA, an ERISA Affiliate or (b) if the Borrower or a Subsidiary has liability thereunder, was at any time during the current calendar year or the six calendar years preceding the Signing Date and the Effective Date, sponsored, maintained or contributed to by the Borrower or a Subsidiary or, to which Borrower or a Subsidiary has any liability, including any liability with respect to a plan subject to Title IV of ERISA on account of an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Basis” means, for purposes of calculating Consolidated Net Leverage Ratio pursuant to Section 9.02(i), Section 9.04(a)(iv), Section 9.04(b)(i) and Section 9.05(n), that solely with respect to any Material Acquisition, the Acquired EBITDAX with respect to such Material Acquisition (and any prior Material Acquisitions consummated after the most recently ended Rolling Period, and through but excluding the date on which compliance with the Consolidated Net Leverage Ratio for purposes Section 9.02(i), Section 9.04(a)(iv), Section 9.04(b)(i) and Section 9.05(n), as applicable, is being tested) shall be included in the calculation of EBITDAX.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Acquisition” has the meaning assigned to such term in Section 9.14(a)(i).

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Producing Reserves” means “proved developed producing oil and gas reserves” as such term is defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Oil and Gas Properties” means Oil and Gas Properties to which Proved Reserves are attributed.

“Proved Reserves” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Compliance” means compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“PV-9” means, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Restricted Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the Bank Price Deck.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Credit Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest to secure such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Reference Date” means February 1, 2015.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Registration Statement” means that certain Form S-1 Registration Statement in the form provided to the Administrative Agent on the Signing Date and to be initially filed with the U.S. Securities and Exchange Commission on or about May 11, 2026.

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, leaching, dumping, or disposing.

“Release Date” means the date upon which (i) all Obligations (including, without limitation, all principal, LC Exposure, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Loans, and all fees, costs, expenses and other amounts due and payable under this Agreement and the other Loan Documents) shall have been paid in full in cash (other than contingent indemnification obligations, obligations under Secured Swap Agreements and Secured Cash Management Obligations), (ii) no Letter of Credit is outstanding (other than Letters of Credit that have been cash collateralized or otherwise secured, in each case, to the satisfaction of the Issuing Bank), (iii) all of the Commitments have been terminated, (iv) each Secured Swap Agreement (including each ISDA Master Agreement) shall have been terminated in writing by the parties thereto and all amounts due and payable by the Borrower or any Restricted Subsidiary to any Secured Swap Party under each such Secured Swap Agreement shall have been paid in full in cash, or if any Secured Swap Agreement is outstanding, credit support arrangements acceptable in the sole discretion of the Secured Swap Party party thereto have been made to secure or provide credit support for such Secured Swap Obligations and (v) the payment in full in cash of all amounts owing under and the termination of all Secured Cash Management Obligations has occurred (other than contingent indemnification obligations and Secured Cash Management Obligations as to which arrangements satisfactory to the applicable Secured Cash Management Provider shall have been made).

“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB or any successor thereto.

“Remedial Work” has the meaning assigned to such term in Section 8.09(a).

“Required Lenders” means (a) if there are fewer than three Lenders at such time, all Non-Defaulting Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66 2⁄3%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders, and (ii) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Required Mortgage Percentage” means, (a) prior to the Discharge of Second Lien Obligations, 90% and (b) following the Discharge of Second Lien Obligations, 85%.

“Required Title Percentage” means, (a) prior to the Discharge of Second Lien Obligations, 90% and (b) following the Discharge of Second Lien Obligations, 85%.

“Reserve Report” means (a) a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time and (b) the Initial Reserve Report.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit N certifying as to the matters in Section 8.11(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer of the Borrower herein shall mean a Responsible Officer of the General Partner with respect to the General Partner’s capacity as the general partner of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Restricted Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Restricted Subsidiaries and (b) any payment of management fees, advisory fees or similar fees by the Borrower or any Restricted Subsidiary to any holders of their Equity Interests or any Affiliates thereof.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rolling Period” means (a) for each of the first three (3) fiscal quarters ending after the Effective Date, the applicable period commencing on the first day of the first fiscal quarter ending after the Effective Date and ending on the last day of such applicable fiscal quarter, and (b) for the fourth (4th) fiscal quarter ending after the Effective Date, and for each fiscal quarter thereafter, any period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter; provided that when used in connection with Specified EBITDAX, “Rolling Period” shall refer to the four (4) consecutive fiscal quarters ending on the last day of the fiscal quarter prior to the Effective Date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the target of comprehensive Sanctions (which include, as of the Signing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury (b) any Person operating, organized or ordinarily resident in a Sanctioned Country, (c) a government or governmental authority of a Sanctioned Country or Venezuela, (d) any Person owned or controlled by as “owned” and “controlled” are defined or interpreted under the relevant Sanctions, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a), (b) and (c), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s), or (e) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, and His Majesty’s Treasury.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Agent” means U.S. Bank Trust Company, National Association, as agent and collateral agent for the holders of the Notes under the Second Lien Note Purchase Agreement, together with its successors and assigns in such capacity under the applicable Second Lien Note Documents.

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, between the Administrative Agent, as administrative agent for the First Lien Secured Parties (as defined therein), and the Second Lien Agent, as administrative agent for the Second Lien Secured Parties (as defined therein), and acknowledged and agreed by the Borrower and the Guarantors, which shall be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Second Lien Note Documents” means the Second Lien Note Purchase Agreement and each other “Note Document” as defined in the Second Lien Note Purchase Agreement, and any other note documents entered into in connection therewith, including, without limitation, the Second Lien Intercreditor Agreement, any promissory notes, mortgages, deeds of trust, security agreements and instruments, guarantees, collateral or credit support documents, and any other agreements, instruments consents or certificates executed by the Parent, the General Partner, the Borrower, or any of the Restricted Subsidiaries or any Guarantor in connection with, or as security for the payment or performance of, any Second Lien Notes, which, in each case, shall be in form and substance satisfactory to the Administrative Agent, in each case, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified to the extent permitted by Section 9.04(b)(ii).

“Second Lien Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of September 17, 2024, by and among the Borrower, as issuer (as successor in interest to the Parent), the Second Lien Agent, and the other parties thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified (a) prior to the Effective Date and (b) on the Effective Date pursuant to the Note Purchase Agreement Amendment, and as the same may from time to time be amended, amended and restated, supplemented or otherwise modified to the extent permitted by Section 9.04(b)(ii).

“Second Lien Notes” means the “Notes” as defined in the Second Lien Note Purchase Agreement, which Debt is intended to be secured on a junior basis by any Collateral securing the Obligations; provided that such Debt is permitted to be incurred and remain outstanding hereunder pursuant to Section 9.02(j) and any Liens securing such Debt are permitted pursuant to Section 9.03(d), as the same may from time to time be amended, amended and restated, supplemented or otherwise modified to the extent permitted by Section 9.04(b)(ii).

“Second Lien Obligations” means the Second Lien Notes and any other obligations of the Borrower or any of its Restricted Subsidiaries under the Second Lien Note Documents.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) the Borrower or any Restricted Subsidiary and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by the Borrower or any Restricted Subsidiary to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Secured Parties” means, collectively, the Agents, the Lenders, the Issuing Bank, the Secured Cash Management Providers and Secured Swap Parties, and “Secured Party” means any of them individually.

“Secured Swap Agreement” means (a) any Swap Agreement between the Borrower or any Restricted Subsidiary and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the Signing Date and the Effective Date), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender; and (b) the Citadel Permitted Existing Trades.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations) including the Citadel Permitted Existing Trades.

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement; provided that, solely with respect to the Citadel Permitted Existing Trades, “Secured Swap Party” means Citadel.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Security Instruments” means the Guarantee and Collateral Agreement, the Mortgages, the Control Agreements, the Second Lien Intercreditor Agreement, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Note Documents” means any indenture or other loan agreement governing any Senior Notes or any Permitted Refinancing Debt, all guarantees thereof and all other agreements, documents, instruments and notes executed and delivered by the Parent, the General Partner, the Borrower or any Restricted Subsidiary or any Guarantor in connection with, or pursuant to, the incurrence of any such Debt, as the same may be amended, modified or supplemented to the extent permitted by Section 9.04(b)(ii).

“Senior Notes” has the meaning assigned to such term in Section 9.02(i).

“Series B Preferred Shares” means the 50,000 shares of preferred stock designated as “Series B Preferred Stock” pursuant to Section 1 of the Certificate of Designations of Series B Preferred Stock of the Parent, dated as of February 1, 2024, as the same may from time to time be amended or modified to the extent permitted by Section 9.17.

“Series D Preferred Shares” means the 37,780 shares of preferred stock designated as “Series D Preferred Stock” pursuant to Section 1 of the Certificate of Designations of Series D Preferred Stock of the Parent, dated as of March 30, 2026, as the same may from time to time be amended or modified to the extent permitted by Section 9.17.

“Signing Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 3.02(b) (but excluding for the avoidance of doubt any ABR Loan bearing interest based on Term SOFR pursuant to clause (c) of the definition of Alternate Base Rate).

“Sold Entity or Business” has the meaning set forth in the definition of the term “EBITDAX”.

“Solvent” means, with respect to any Person(s) as of any date, that (a) the aggregate value of the assets of such Person(s) (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person(s) as of such date, (b) as of such date, such Person(s) is able to pay all liabilities (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) of such Person(s) as such liabilities mature, and (c) as of such date, such Person(s)

does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified EBITDAX” means (prior to giving effect to any Pro Forma Basis adjustments) (a) prior to the date when the financial statements for the fiscal quarter ended March 31, 2026 are delivered, $82,800,000 and (b) thereafter until the first delivery of financial statements pursuant to Section 8.01(b), Specified EBITDAX shall be calculated by multiplying EBITDAX for the fiscal quarter ended March 31, 2026 times four.

“Specified Equity Contribution” means, an amount equal to, without duplication, the amount of any capital contributions made in cash to, or any cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Capital Stock) received by, the Borrower during the applicable Cure Period that are made for the purpose of exercising the equity cure rights set forth in Section 9.01(c).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) the management decisions of which, as of such date, are otherwise controlled, in each case, directly, indirectly through one or more intermediaries, or both, by the parent. Unless otherwise specified, each reference to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Borrower that is a Guarantor.

“Supermajority Lenders” means (a) if there are fewer than three Lenders at such time, all Non-Defaulting Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than eighty-five percent (85%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders and (ii) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding more than eighty-five percent (85%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Swap Agreement” means any agreement with respect to any swap, forward, collar, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise (for the avoidance of doubt, including on a prepaid basis), involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Agreement Certificate” has the meaning assigned to such term in Section 8.01(e).

“Swap PV” means, with respect to any Swap Agreement in respect of commodities, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Restricted Subsidiaries under such Swap Agreement based on the Bank Price Deck; provided, that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Threshold Amount” means, at any time, the greater of (A) $10,000,000 and (B) 5% of the Borrowing Base then in effect.

“Total Debt” means, as of any date of determination, the sum of (without duplication) the aggregate principal amount of Debt of the Borrower and its Consolidated Restricted Subsidiaries outstanding on such date, but consisting only of Debt (i) of the type described in clauses (a) (including the Loans), (b) (but only to the extent such letters of credit, surety or other bonds and similar agreements have been drawn and have not been reimbursed within two (2) Business Days after the date of such drawing), (c), (d), (e) and (j) of the definition of “Debt”; (ii) of the type described in clause (f) of the definition of “Debt” to the extent such Liens secure Debt of the type described in clauses (a), (b), (d), (e) and (j) of the definition of “Debt”; and (iii) of the type described in clause (g) of the definition of “Debt” to the extent such guarantee is of Debt of the type described in clauses (a), (b), (d), (e) and (j) of the definition of “Debt”.

“Total Net Debt” means, on any date of determination, (a) Total Debt minus (b) the positive difference (if any) of (i) the aggregate amount of Unrestricted Cash not to exceed the lesser of (A) 10% of the Borrowing Base in effect on such date and (B) $25,000,000 minus (ii) the amount of any Borrowing Base Deficiency existing as of such date of determination.

“Total Revolving Credit Exposures” means, at any time, the amount of the Revolving Credit Exposures of all of the Lenders.

“Transaction Expenses” means any out-of-pocket fees or expenses incurred or paid by the Borrower or any of its Restricted Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents.

“Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on its Properties (including Mortgaged Properties) pursuant to the Security Instruments, (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guarantee and Collateral Agreement by such Guarantor and such Guarantor’s grant of Liens on its Properties (including Mortgaged Properties) pursuant to the Security Instruments, (c) with respect to the Parent, the execution, delivery and performance by the Parent of each Loan Document to which it is a party, (d) with respect to the General Partner, the execution, delivery and performance by the General Partner of each Loan Document to which it is a party, (e) the execution, delivery and performance by the Borrower of the Second Lien Notes and by the Parent, the General Partner, the Borrower, and each Guarantor of each other Second Lien Note Document to which it is a party, the issuance of the Second Lien Notes thereunder, the use of proceeds thereof and the grant of second-priority Liens by the Parent, the General Partner, the Borrower, and the Guarantors pursuant to the Second Lien Note Documents, (f) the Effective Date Initial Public Offering and the use of proceeds thereof, (g) the Existing Notes Prepayment, and (h) the payment of Transaction Expenses.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or Term SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.03, Section 2.04(b) and Section 2.09(b), in each case, such day is also a Business Day.

“U.S. Person” means (a) for purposes of Section 7.26 and Section 9.18 of this Agreement, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States, and (b) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries; provided that cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries solely because such cash or Cash Equivalents are subject to a Control Agreement shall constitute Unrestricted Cash hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.13 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.15.

“Unused Availability” means at any time an amount equal to (a) the Loan Limit at such time, minus (b) the Total Revolving Credit Exposure of all Lenders at such time.

“Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Total Revolving Credit Exposures on such day, and the denominator of which is the Loan Limit in effect on such day.

“WhiteHawk Minerals” means WhiteHawk Minerals LLC, a Delaware limited liability company.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Credit Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “SOFR Loan” or a “SOFR Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” as used in this Agreement shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import as used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” as used in this Agreement means “from and including” and the word “to” means “to and including,” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a consistent basis, except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Unrestricted Subsidiaries, and their Subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid in cash by any Unrestricted Subsidiary or any of its Subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it.

Section 1.06 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in dollars to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit Exposures exceeding the Loan Limit then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Availability or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of seven (7) SOFR Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If requested by a Lender, the Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the Effective Date, as of the Effective Date, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption or amendment or other modification to this Agreement, as of the effective date of the Assignment and Assumption, amendment or other modification, or (iii) any Additional Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), as of the effective date of such increase, as applicable, payable to such Lender or its registered assigns in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason, the Borrower shall, upon request by a Lender then holding a Note, deliver or cause to be delivered, to the extent such Lender is then holding a Note, on the effective date of such increase or decrease and upon the agreement of such Lender to promptly return or destroy its original Note, a new Note payable to such Lender or its registered assigns in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books or its Note(s). Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note(s).

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request in writing (a) in the case of a SOFR Borrowing, not later than 12:00 noon, Houston, Texas time, three

U.S. Government Securities Business Days before the date of the proposed Borrowing (or in the case of any Borrowing on the Effective Date, no later than 12:00 noon, Houston, Texas time on the Business Day immediately preceding the Effective Date) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the amount of the then effective Aggregate Elected Commitment Amounts, the current Total Revolving Credit Exposures (without regard to the requested Borrowing), and the Total Revolving Credit Exposures, on a pro forma basis (giving effect to the requested Borrowing);

(vi) the Consolidated Cash Balance (without regard to the requested Borrowing) and the pro forma Consolidated Cash Balance (giving effect to the requested Borrowing and identifying in reasonable detail any amounts to be excluded from Consolidated Cash Balance pursuant to clauses (ii) and (iv) of the definition of Consolidated Cash Balance); and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that (a) the amount of the requested Borrowing shall not cause the Total Revolving Credit Exposures to exceed the Loan Limit and (b) after giving pro forma effect to such requested Borrowing and the use of proceeds thereof, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by submitting an Interest Election Request in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as of the last day of the Interest Period applicable to such Borrowing as a SOFR Borrowing having an Interest Period with a tenor of the same length as such immediately preceding Interest Period applicable thereto and then ended. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective) and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower subject, from and after the Control Agreement Delivery Date, to a Control Agreement and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts; Increase, Reduction and Termination of Aggregate Elected Commitment Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If the Aggregate Maximum Credit Amounts, the Aggregate Elected Commitment Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the Total Revolving Credit Exposures would exceed the Loan Limit or (2) the Aggregate Maximum Credit Amounts would be less than $10,000,000 (unless, with respect to this clause (2), the Aggregate Maximum Credit Amounts are reduced to $0.00), and (C) upon any reduction of the Aggregate Maximum Credit Amounts that would otherwise result in the Aggregate Maximum Credit Amounts being less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Aggregate Maximum Credit Amounts as so reduced.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more specified events (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such specified event(s) do not occur. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Optional Increases, Reductions and Terminations of Aggregate Elected Commitment Amounts.

(i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may, from time to time, increase the Aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment of a Lender or by causing a Person that is reasonably acceptable to the Administrative Agent and the Issuing Bank that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, an Affiliate of the Borrower or a natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person).

(ii) Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:

(A) such increase shall not be less than $5,000,000 (and shall be in increments of $1,000,000 above such minimum amount) unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amounts exceed the lesser of the Aggregate Maximum Credit Amounts or the Borrowing Base then in effect;

(B) no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing on the effective date of such increase;

(C) to the extent that there are any SOFR Borrowings outstanding, the effective date of such increase shall be, at the option of the Borrower, either (x) the last day of the Interest Period in respect of such SOFR Borrowings or (y) such earlier date selected by the Borrower provided that the Borrower shall pay compensation as required by Section 5.02;

(D) no Lender’s Elected Commitment may be increased without the consent of such Lender;

(E) if the Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Elected Commitment Increase Certificate”);

(F) if the Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit J (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in connection with any such increase), and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender (or its registered assigns) in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower and the Additional Lender and, to the extent applicable, the Administrative Agent

(G) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such increase in the Aggregate Elected Commitment Amounts) reasonably requested by Administrative Agent.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any SOFR Borrowings are outstanding, then the last day of the Interest Period in respect of such SOFR Borrowings, unless the Borrower has paid any compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall become a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents and (C) the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amounts (and the resulting modifications of each Lender’s Maximum Credit Amount pursuant to Section 2.06(c)(iv) or Section 2.06(c)(v)).

(iv) Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v) Upon any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.06(c), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.

(vi) The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the Total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amounts as reduced.

(vii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.06(c)(vi) at least three (3) Business Days prior to the effective date of such termination or reduction (or such lesser period as may be reasonably acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable; provided that such notice may state that it is conditioned upon the occurrence of one or more specified events (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such specified event(s) do not occur. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i). Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(viii) Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts).

(ix) Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement (or if any SOFR Borrowings are outstanding, then the last day of the Interest Period in respect of such SOFR Borrowings, unless the Borrower has paid any compensation required by Section 5.02), if (A) the Borrower elects to increase the Aggregate Elected Commitment Amounts and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amounts shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

Section 2.07 Borrowing Base.

(a) Effective Date Borrowing Base. For the period from (and including) the Effective Date to (but excluding) the first Redetermination Date, the amount of the Borrowing Base shall be $150,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments between the Effective Date and the first Scheduled Redetermination and in between subsequent Scheduled Redeterminations from time to time pursuant to Section 2.07(e), Section 2.07(f) or Section 8.12(c).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each, a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders semi-annually on April 15th and October 15th of each year (or, in each case, such date promptly thereafter as reasonably practicable) commencing October 15, 2026. In addition (i)(A) the Borrower may, by notifying the Administrative Agent thereof, and (B) the Administrative Agent may, following the first Scheduled Redetermination hereunder, at the direction of the Required Lenders, by notifying the Borrower thereof, each elect one time to cause the Borrowing Base to be redetermined between Scheduled Redeterminations and (ii) the Borrower may elect, by notifying the Administrative Agent of any acquisition or acquisitions (including in connection with the designation of an Unrestricted Subsidiary as a Restricted Subsidiary) of Oil and Gas Properties by the Borrower or any other Credit Party with a PV-9 in the aggregate of at least five percent (5%) of the then effective Borrowing Base, to cause the Borrowing Base to be redetermined between Scheduled Redeterminations. Each redetermination of the Borrowing Base pursuant to the immediately preceding sentence is referred to herein as an “Interim Redetermination” and shall be effectuated in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Administrative Agent or the Majority Lenders (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith and in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its usual and customary oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii) The Administrative Agent shall notify the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii), and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii) (in each case, in each Lender’s sole discretion consistent with its usual and customary oil and gas lending criteria as they exist at the particular time). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If, at the end of such fifteen (15) day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (A) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (B) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on April 15th or October 15th (or, in each case, such date promptly thereafter as reasonably practicable), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the next Business Day succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the next Business Day succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f) or Section 8.12(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base upon Sale of Properties or Termination of Swap Agreements. In addition to the other redeterminations or adjustments of the Borrowing Base provided for herein, if at any time the sum of (a) the aggregate PV-9 (calculated using the Bank Price Deck in effect at the time of the most recent redetermination) of Borrowing Base Properties Disposed of (including, for the avoidance of doubt, as described in Section 9.15(b)) and (b) the Swap PV (calculated using the Bank Price Deck in effect at the time of the most recent redetermination) of Swap Agreements in respect of commodities Liquidated (after giving effect to any other Swap Agreements executed by the Credit Parties contemporaneously with the termination or monetization of such Swap Agreements or subsequent to the most recent Redetermination Date), in each case pursuant to Section 9.09(d), in any period since the most recent Redetermination Date, exceeds five percent (5%) of the Borrowing Base then in effect, individually or in the aggregate, then, in each case, the Borrowing Base shall be automatically reduced by an amount equal to the Borrowing Base Value of such Properties Disposed of and Swap Agreements Liquidated, and, in each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such Disposition (or, in the case of a Swap Agreement, Liquidation), effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders until the next redetermination or other adjustment of the Borrowing Base pursuant to this Agreement.

(f) Automatic Reduction of Borrowing Base upon Issuance of Permitted Senior Notes. In addition to the other redeterminations of and adjustments to the Borrowing Base provided for herein, and notwithstanding anything to the contrary set forth herein, upon the issuance or incurrence of any Permitted Senior Notes, the Borrowing Base shall be automatically reduced by an amount equal to 25% of the aggregate stated principal amount of such Permitted Senior Notes (without regard to any original issue discount) incurred or issued at such time. Such decrease in the Borrowing Base shall occur automatically upon the incurrence of such Permitted Senior Notes on the date of incurrence, without any vote of the Lenders or action by the Administrative Agent. For the avoidance of doubt, if any such Permitted Senior Notes are being incurred in order to refinance outstanding Permitted Senior Notes or Second Lien Notes, then the foregoing automatic reduction shall only apply to the portion of the newly issued or incurred Permitted Senior Notes that is in excess of the principal amount of the Permitted Senior Notes or Second Lien Notes so refinanced. The Borrowing Base so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on such date until the next redetermination or other adjustment of the Borrowing Base pursuant to this Agreement. Upon any such reduction in the Borrowing Base, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from and including the Effective Date through and including the date which is ten (10) Business Days prior to the end of the Availability Period in an aggregate amount not to exceed the LC Commitment; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and (in the case of clause (i)) shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement (provided that, for the avoidance of doubt, this clause (i) shall not operate to invalidate any Letter of Credit or impose any liability on the applicable Issuing Bank for issuing same if the proceeds of such Letter of Credit are ultimately used in contravention of the representations and warranties made by the Borrower to such Issuing Bank at the time of the issuance, amendment, renewal or extension of such Letter of Credit), (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Governmental Requirement relating to the Issuing Bank or any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days (or such shorter period agreed to by the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and the then effective Aggregate Elected Commitment Amounts and whether a Borrowing Base Deficiency exists at such time, the current Total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit), and the Total Revolving Credit Exposures, on a pro forma basis (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation and warranty by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment and (y) the Total Revolving Credit Exposures shall not exceed the then effective Loan Limit.

The Issuing Bank shall not issue any Letters of Credit unless the Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given (1) if the Issuing Bank has not received notice from the Administrative Agent that the conditions to such issuance have been met within two Business Days after the date of the applicable request or (2) if the aggregate stated amount of Letters of Credit issued by the Issuing Bank then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Administrative Agent and the Issuing Bank, and the Administrative Agent has not otherwise notified the Issuing Bank that it may no longer rely on clause (1).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. If the Borrower so requests in any applicable notice given pursuant to Section 2.08(b) and the Issuing Bank agrees to do so, the Issuing Bank may issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon by the Borrower and the Issuing Bank at the time such Letter of Credit is issued and any such Letter of Credit may not have an expiration date later than the date that is five (5) Business Days prior to the Maturity Date (except to the extent Cash Collateralized or backstopped at least five (5) Business Days prior to the Maturity Date pursuant to arrangements acceptable to the Issuing Bank). Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than thirty (30) days prior to the Maturity Date; provided, further, that the Issuing Bank shall not permit any such renewal if (A) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the date that the Issuing Bank is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.03 is not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (including any amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due or such ABR Borrowing cannot be made for whatever reason, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, this Agreement, or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or electronic communication) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Bank, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.08(j), (ii) the LC Exposure exceeds the LC Commitment at any time, (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or (iv) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.09(b), then the Borrower shall deposit, in the case of clause (i) or (ii), on demand, in the case of clause (iii), by the date specified therefor in Section 3.04(c), and in the case of clause (iv), by the date specified therefor in Section 2.09(b), in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank, an amount in cash equal to, (A) in the case of an Event of Default, 103% of the LC Exposure, (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, (C) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon and (D) in the case of the Borrower’s requirement to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.09(b), the amount required pursuant to Section 2.09(b); provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 2.09(b) as a result of a Defaulting Lender, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the events giving rise to such Cash Collateralization pursuant to Section 2.09(b) have been satisfied or resolved.

(k) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(l) Reports from Issuing Bank. The Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall, at the reasonable request of the Administrative Agent, provide the Administrative Agent with a list of all Letters of Credit issued by the Issuing Bank that are outstanding at such time.

Section 2.09 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, and any Fronting Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(a) all or any part of such Fronting Exposure shall automatically be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (i) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all Non-Defaulting Lenders’ Commitments, (ii) any Non-Defaulting Lender’s Revolving Credit Exposure does not exceed its Commitment, and (iii) the conditions set forth in Section 6.03 are satisfied at such time;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(c) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.09, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(d) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.09, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; or

(e) if any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.09, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated.

Notwithstanding any provision of this Agreement to the contrary, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related Fronting Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.08(j), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.09(a) (and any Defaulting Lender shall not participate therein).

If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(i) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Event of Default Rate. Notwithstanding the foregoing, (i) if any Event of Default of the type described in Section 10.01(a), Section 10.01(b), Section 10.01(h) or Section 10.01(i) occurs, then all outstanding principal shall automatically bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans or SOFR Loans, as applicable, as provided in Section 3.02(a) or Section 3.02(b) (including the Applicable Margin), as applicable, but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent and (ii) if any Event of Default occurs (other than an Event of Default described in Section 10.01(a), Section 10.01(b), Section 10.01(h) or Section 10.01(i)), then at the election of the Majority Lenders (or the Administrative Agent at the direction of the Majority Lenders), all outstanding principal shall automatically bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans or SOFR Loans, as applicable, as provided in Section 3.02(a) or Section 3.02(b) (including the Applicable Margin), as applicable, but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.03 Inability to Determine Rates; Effect of Benchmark Transition Event.

(a) Circumstances Affecting Benchmark Availability. Subject to clause (b) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Majority Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period and the Majority Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower by telephone, facsimile or other electronic transmission acceptable to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.02.

(b) Laws Affecting SOFR Availability. If, after the Signing Date, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (“Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans, to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.02.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall provide written notice to the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 12:00 noon, Houston, Texas time, three U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or any reduction in the Aggregate

Elected Commitment Amounts pursuant to Section 2.06(c), the Total Revolving Credit Exposures exceeds the then effective Loan Limit, then the Borrower shall (A) prepay the Borrowings of Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings of Loans as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j).

(ii) Upon any redetermination of the Borrowing Base pursuant to Section 2.07(c) or any adjustment to the amount of the Borrowing Base in accordance with Section 8.12(c), if the Total Revolving Credit Exposures exceed the Loan Limit after giving effect to the redetermined or adjusted Borrowing Base, then the Borrower shall, within ten (10) Business Days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, notify the Administrative Agent of its election to take one or more of the following actions to cure the Borrowing Base Deficiency and shall take such actions within the periods specified herein: (A) deliver to the Administrative Agent within thirty (30) days after receipt of such New Borrowing Base Notice, petroleum engineering information and Mortgages covering additional Oil and Gas Properties of the Credit Parties not included in the immediately preceding Reserve Report with a value and quality satisfactory to all of the Lenders in their sole discretion sufficient to eliminate such Borrowing Base Deficiency or (B) prepay the Borrowings in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j). The Borrower may make such prepayment either, at its election, (1) in one lump sum payment on or before the date that is 30 days following the receipt by the Borrower of the New Borrowing Base Notice in accordance with Section 2.07(d) or (2) in six equal payments, the first of which being due on the date that is 30 days following the date of receipt by the Borrower of the New Borrowing Base Notice in accordance with Section 2.07(d) and each subsequent payment being due and payable on the same day in each of the subsequent calendar months; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date. The Borrower may also undertake a combination of clauses (A) and (B); provided that the Borrower shall notify the Administrative Agent in writing of the Borrower’s election in respect of clause (A) or (B) or the combination of clause (A) or (B) as provided in the immediately preceding sentence within ten (10) days following the receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) (and any failure to deliver such notice shall be deemed to be an election by the Borrower to eliminate such deficiency as provided in clause (1)).

(iii) Upon any adjustment to the amount of the Borrowing Base in accordance with Section 2.07(e) or Section 2.07(f), if the Total Revolving Credit Exposures exceeds the Borrowing Base after giving effect to such Borrowing Base adjustment, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment in one lump sum payment no later than one (1) Business Day following the dates of any applicable adjustment of the Borrowing Base.

(iv) If: (a) in calculating the Consolidated Cash Balance for the purpose of determining whether the condition contained in Section 6.03(d) was satisfied at the time of and immediately after giving effect to any Borrowing or the issuance, amendment, renewal, increase or extension of any Letter of Credit, as applicable (the date of such Borrowing or such issuance, amendment, renewal, increase or extension, the “Applicable Test Date”), the Consolidated Cash Balance was reduced by any cash set aside or to be used to make any payments to be due and owing within ten (10) Business Days from the Applicable Test Date pursuant to clauses (ii) (iv) and/or (vi) of the definition of Consolidated Cash Balance (the aggregate amount of such reduction, the “Expected Payment Amount”); (b) at the end of the tenth (10th) Business Day after the Applicable Test Date (any such date, a “Measurement Date”), any portion of the Expected Payment Amount was not (x) paid by the Borrower or any Restricted Subsidiary as contemplated by clauses (ii) and/or (iv) of the definition of Consolidated Cash Balance, (y) applied as a prepayment of the Loans or to Cash Collateralize the LC Exposure or (z) applied to payments made in the ordinary course of business permitted by this Agreement (such unpaid portion, the “Unpaid Amount”); and (c) the Consolidated Cash Balance would have exceeded the Consolidated Cash Balance Threshold (the amount of such excess, “Excess Cash”) immediately after giving effect to any Borrowing or the issuance, amendment, renewal, increase or extension of any Letter of Credit, as applicable, and the use of proceeds thereof on such Applicable Test Date (as the Consolidated Cash Balance is recalculated as of the Applicable Test Date by increasing Consolidated Cash Balance by the Unpaid Amount), then, such event shall not be a Default, but instead the Borrower shall, on the Business Day immediately following the Measurement Date, prepay the Borrowings in an aggregate principal amount equal to such Excess Cash. To the extent that (A) such payment has not been made on the Business Day immediately following the Measurement Date, and (B) there are funds of the Borrower or any of its Subsidiaries on deposit in, or credited to, any Deposit Account, Securities Account or other account maintained with the Administrative Agent (or any Affiliate thereof) or any Lender (or any Affiliate thereof) on any date that the Borrower is required to prepay Loans pursuant to this Section 3.04(c)(iv), the Borrower (on its own behalf and on behalf of the Credit Parties) hereby irrevocably authorizes and instructs the Administrative Agent or such Lender to apply such funds to the prepayment of such Loans on and after the second Business Day immediately following the Measurement Date.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. Except as otherwise provided in Section 3.05(d), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. Except as otherwise provided in Section 3.05(d), the Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit which shall accrue at the same Applicable Margin used to determine the interest rate applicable to SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any fiscal year; and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder or any other customary or administrative fees. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following the last day of such month end, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent and Other Fees. The Borrower agrees to pay to the Administrative Agent (i) fees payable in the amounts and at the times set forth in the Fee Letter and (ii) any other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Defaulting Lender Fees. Subject to Section 2.09, the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Section 3.05(a) and (b) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Exposure resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Exposure and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payment will be made to such Defaulting Lender until all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of the Loans then outstanding, as applicable. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D), special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii) subject any Lender (including any Issuing Bank), Administrative Agent, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or such Issuing Bank;

and the result of any of the foregoing shall be to increase the cost to such Lender or other recipient of making, converting into, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan), to insurance the cost to such Lender, such Issuing Bank or such other recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or other recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or other recipient such additional amount or amounts as will compensate such Lender or other recipient for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender, the Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or its holding company, or the Administrative Agent, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, and unless waived by the applicable Lender, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by any Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary by the Borrower or any Guarantor so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be, on or with respect to any payment to such Administrative Agent or Lender (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent (on its own behalf or on behalf of a Lender) or a Lender (with a copy to the Administrative Agent) as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the

Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A) and Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 871(h)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower or the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the Signing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(h) On or before the date on which Capital One becomes the Administrative Agent hereunder, it shall deliver to the Borrower two (2) executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding tax. On or before the date on which any successor or replacement Administrative Agent shall, on or before the date on which it becomes the Administrative Agent hereunder, it shall deliver to the Borrower two (2) executed copies of either IRS Form W-9 or the applicable IRS Form W-8.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(k) Defined Terms. For purposes of this Section 5.03, the term “applicable law” includes FATCA and the term “Lender” includes the Issuing Bank.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender’s obligation to make or maintain SOFR Loans is suspended pursuant to Section 3.03(b), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future or would allow the Lender to make SOFR Loans and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a), or if any Lender’s obligation to make or maintain SOFR Loans is suspended pursuant to Section 3.03(b), or if any Lender becomes a Defaulting Lender or Non-Consenting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation if such Lender (or its Affiliate) is a Secured Swap Party with any outstanding Secured Swap Agreements, unless on or prior thereto, all such Swap Agreements have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Signing Date. The obligations of the Lenders to enter into this Agreement are subject to the satisfaction (or waiver in accordance with Section 12.02) of the following conditions:

(a) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(b) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or Responsible Officer of the Parent, the General Partner, the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Parent, the General Partner, the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Parent, the General Partner, the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) (A) the by-laws and certificate of incorporation of the Parent and (B) the certificate of formation and limited liability company agreements or limited partnership agreements (or comparable organizational documents for any Credit Parties that are not limited liability companies or limited partnerships) of the Borrower, the General Partner and such Guarantor (this clause (iv), collectively, the “Governance Documents”), in the case of each of the foregoing clauses (A) and (B) certified as being true, accurate and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received customary certificates as of a recent date prior to the Signing Date reasonably satisfactory to the Administrative Agent of the appropriate state agencies where such entity is formed or incorporated with respect to the existence, qualification and good standing of the Parent, the General Partner, the Borrower and each Guarantor.

(d) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying:

(i) that the representations and warranties set forth in Article VII are true and correct in all material respects on the Signing Date except to the extent any such representations and warranties (A) are expressly limited to an earlier date, in which case, on and as of Signing Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date or (B) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects;

(ii) that since December 31, 2025, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and

(iii) that, as of the Signing Date, no Default or Event of Default shall have occurred and be continuing.

(e) The Administrative Agent shall have received from the Credit Parties at least three (3) Business Days prior to the Signing Date, to the extent reasonably requested in writing by the Lenders or the Administrative Agent at least ten (10) Business Days prior to the Signing Date, (i) all documentation and other information that they reasonably determine is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation and (ii) a Beneficial Ownership Certification

(f) The Administrative Agent shall have received customary UCC search results reflecting no prior Liens encumbering the Properties of the Borrower and its Restricted Subsidiaries for each jurisdiction requested by the Administrative Agent other than those being assigned or released or to be assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(g) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower substantially in the form of Exhibit M.

Section 6.02 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, and to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of Sidley Austin LLP, counsel to the Administrative Agent).

(b) [Reserved].

(c) The Administrative Agent shall have received customary certificates as of a recent date prior to the Effective Date reasonably satisfactory to the Administrative Agent of the appropriate state agencies where such entity is formed or incorporated with respect to the existence, qualification and good standing of the Parent, the General Partner, the Borrower and each Guarantor and from the appropriate state agencies where such entity owns any Mortgaged Properties.

(d) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or Responsible Officer of the Parent, the General Partner, the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Parent, the General Partner, the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Parent, the General Partner, the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Governance Documents, in the case of each of the foregoing clauses (A) and (B) certified as being true, accurate and complete; provided, such certificate may certify that there has been no change to the Governance Documents or to the name and title of each officer executing the Loan Documents, in each case since those delivered pursuant to Section 6.01(b) on the Signing Date The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(e) The Administrative Agent shall have received duly executed Notes payable to each Lender (or its registered assigns) requesting a Note, if any, in a principal amount equal to its Maximum Credit Amount and dated as of the Effective Date.

(f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments and the other Loan Documents, in form and substance satisfactory to the Administrative Agent, including the Guarantee and Collateral Agreement, the Mortgages and the other Security Instruments described in Exhibit G.

(g) In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall have received (i) Mortgages (with appropriate acknowledgements and in sufficient counterparts for recordation) in form and substance reasonably satisfactory to the Administrative Agent that will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) through (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition)

on Oil and Gas Properties representing at least 90% of the PV-9 of the Proved Oil and Gas Properties evaluated by the Initial Reserve Report and (ii) certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each Subsidiary owned by the Credit Parties that are evidenced by certificates.

(h) The Administrative Agent shall have received title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by the Initial Reserve Report, so that the Administrative Agent shall have received reasonably satisfactory title information on at least 90% of the PV-9 of the Proved Oil and Gas Properties evaluated by the Initial Reserve Report.

(i) The Administrative Agent shall have received (a) an opinion of Latham & Watkins LLP, New York and Texas special counsel to the Parent, the General Partner, the Borrower and the Guarantors, (b) an opinion of local counsel to the Credit Parties in the State of Louisiana, (c) an opinion of local counsel to the Credit Parties in the Commonwealth of Pennsylvania, (d) an opinion of local counsel to the Credit Parties in the State of West Virginia, and (e) an opinion of local counsel to the Credit Parties in the State of Oklahoma, in each case, in form and substance acceptable to the Administrative Agent and its counsel.

(j) The Administrative Agent shall have received (i) customary UCC search results reflecting no prior Liens encumbering the Properties of the Parent, the General Partner, the Borrower and its Restricted Subsidiaries for each jurisdiction requested by the Administrative Agent other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03 and (ii) evidence satisfactory to it (including mortgage releases and UCC-3 financing statement terminations) that all Liens (other than Liens permitted under Section 9.03 but including all Liens securing the obligations under the Existing Note Purchase Agreement) on its Properties have been released or terminated, or will be released and terminated subject only to the filing of applicable terminations and releases, and that duly executed recordable releases and terminations in form and substance reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Borrower or its Subsidiaries and delivered to the Administrative Agent.

(k) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying:

(i) that the representations and warranties set forth in Article VII are true and correct in all material respects on the Effective Date except to the extent any such representations and warranties (A) are expressly limited to an earlier date, in which case, on and as of Effective Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date or (B) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects;

(ii) that since December 31, 2025, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(iii) that, after giving effect to the Transactions on the Effective Date, the Borrower is in pro forma compliance with Sections 9.01(a) and 9.01(b), and setting forth reasonably detailed calculations demonstrating such compliance;

(iv) that all approvals of any Governmental Authority or any other third Person required in connection with the Transactions have been obtained and are in full force and effect;

(v) that, after giving effect to the Transactions on the Effective Date, no Default or Event of Default shall have occurred and be continuing;

(vi) that prior to giving effect to the Note Purchase Agreement Amendment, notes under the Existing Note Purchase Agreement have been, or substantially contemporaneously with the proceeds of the initial Borrowings on the Effective Date and the Transactions to occur on the Effective Date are being, prepaid in an aggregate principal amount such that, after giving effect to such prepayment, the aggregate principal amount of notes under the Existing Note Purchase Agreement is no greater than $75,000,000 (the “Existing Notes Prepayment”); and

(vii) after giving effect to the Transactions contemplated to occur on the Effective Date, the Borrower and its Restricted Subsidiaries shall have no Debt for borrowed money other than (A) the Loans and other extensions of credit hereunder, (B) the Second Lien Notes.

(l) The Administrative Agent shall have received (i) a fully executed copy of (A) the Note Purchase Agreement Amendment, the Second Lien Note Purchase Agreement, each other material Second Lien Note Document, and in each case, including all amendments, restatements, supplements and modifications thereto prior to the Effective Date, (B) the Second Lien Intercreditor Agreement, and (C) amendments to or amendments and restatements of existing Collateral Documents (as defined in the Existing Note Purchase Agreement) pursuant to which the Borrower and the Guarantors grant second priority Liens and security interests in favor of the Second Lien Agent to secure the Second Lien Obligations, which, in the case of each of the foregoing clauses (A), (B) and (C), shall be in form and substance satisfactory to the Administrative Agent and the Lenders, and (ii) evidence satisfactory to it that (A) the “Effective Date” under the Note Purchase Agreement Amendment has occurred (or shall occur substantially concurrently with the Effective Date), and (B) the outstanding principal amount of Second Lien Notes does not exceed $75,000,000.

(m) The Administrative Agent shall have received from the Credit Parties at least three (3) Business Days prior to the Effective Date, to the extent reasonably requested in writing by the Lenders or the Administrative Agent at least ten (10) Business Days prior to the Effective Date, (i) all documentation and other information that they reasonably determine is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation and (ii) a Beneficial Ownership Certification.

(n) The Effective Date Initial Public Offering shall have been consummated substantially simultaneously with the Effective Date in accordance with the Registration Statement and in compliance with applicable law, the Parent has received gross proceeds in respect of the

Effective Date Initial Public Offering of at least $150,000,000, (ii) the Parent has contributed to the Borrower, and the Borrower has received from the Parent, an amount equal to $150,000,000 of such proceeds, and (iii) and the Administrative Agent shall have received evidence satisfactory to it that the Parent has consummated the Effective Date Initial Public Offering and contributed the proceeds to the Borrower as described in the foregoing clauses (i) and (ii).

(o) The Borrower shall have (i) entered into Swap Agreements in the form of (x) swaps, (y) two-way collars and/or (z) costless collars with only one floor, with one or more Approved Counterparties; hedging minimum notional volumes of at least 50% of the reasonably projected production of crude oil and natural gas, each calculated separately from the Borrower and its Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the Initial Reserve Report) for each full calendar month during the period from and including the Effective to and including the 24th full calendar month following the Effective Date (the “Effective Date Required Swap Agreements”) and (ii) provided evidence to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower has entered into the Effective Date Required Swap Agreements.

(p) After giving effect to the Transactions on the Effective Date, Liquidity shall be at least the greater of (i) $30,000,000 and 20% of the Borrowing Base.

(q) The Administrative Agent shall have received a true, correct and complete copy of the Initial Reserve Report accompanied by the third party audit letter with respect thereto and a Reserve Report Certificate covering the matters described in Section 8.11(c) (other than Section 8.11(c)(iv) and Section 8.11(c)(v));

(r) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower substantially in the form of Exhibit M.

(s) The Administrative Agent shall have received (i) an unaudited pro forma balance sheet of the Parent and its Consolidated Subsidiaries as of the Effective Date after giving effect to the Transactions, (ii) consolidated monthly financial projections and budgets for the Borrower and its Restricted Subsidiaries for the then-current fiscal year, (iii) audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Borrower as of and for the fiscal year ended December 31, 2025 and (iv) the unaudited statements of income and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the fiscal quarter and March 31, 2026 and the then elapsed portion of the fiscal year (collectively, the “Initial Financial Statements”).

(t) The Administrative Agent shall have received updated Schedules to this Agreement (the “Updated Schedules”) reflecting the occurrence of the Effective Date which Updated Schedules shall be in form and substance satisfactory to the Administrative Agent (it being understood and agreed that the Updated Schedules shall be deemed to amend and restate in their entirety the corresponding Schedules delivered on the Signing Date, and all representations and warranties made by the Borrower and the other Loan Parties in this Agreement that refer to or are qualified by reference to the Schedules shall, from and after the Effective Date, be deemed to refer to the Updated Schedules).

(u) The Administrative Agent shall (i) be reasonably satisfied with the terms and conditions of the Citadel Permitted Existing Trades and the Citadel Permitted Existing Trade Documents, (ii) the Citadel Permitted Existing Trades and the Citadel Permitted Existing Trade Documents shall have been transferred by novation by Parent, as transferor, to the Borrower, as transferee, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and (iii) have received a certificate of a Responsible Officer of the Borrower certifying that attached thereto is a true, complete and correct copy of each Citadel Permitted Existing Trade Document (in each case, together with all amendments or supplements thereto, and all agreements that have the effect of amending, modifying or supplementing any Citadel Permitted Existing Trade Document through the Effective Date).

(v) The Administrative Agent shall have received certificates of insurance coverage of the Borrower and the Restricted Subsidiaries evidencing that Borrower and the Restricted Subsidiaries are carrying insurance in accordance with Section 7.12.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.02 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 6:00 p.m., Houston, Texas time, on August 8, 2026 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.03 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default, Event of Default, or Borrowing Base Deficiency shall have occurred and be continuing.

(b) The representations and warranties of the Parent, the General Partner, the Borrower and the Restricted Subsidiaries set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties (i) are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, or (ii) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case under this clause (ii), such representations and warranties shall be true and correct in all respects.

(c) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

(d) With respect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03(a), Section 6.03(b) and Section 6.03(d).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower (and each of the Parent and the General Partner solely with respect to Sections 7.01, 7.02, 7.03, 7.04(b), 7.04(c), 7.05, 7.07(a), 7.08, 7.09, 7.11, 7.12, 7.19, 7.20, 7.21, 7.23, 7.24, 7.25 and 7.26) represents and warrants to the Lenders on the Signing Date, the Effective Date (provided that any representation and warranty made with respect to the Effective Date shall not be deemed made until the occurrence of the Effective Date) and on each other date specified in this Agreement for representations and warranties to be made or deemed made that:

Section 7.01 Organization; Powers. Each of the Borrower, the Parent, the General Partner and each of the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing (if applicable) in, every jurisdiction where such qualification is required by Governmental Requirement, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications or be in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Parent’s, the General Partner’s, the Borrower’s and each Restricted Subsidiary’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and, if required, stockholder, member or manager action (including, without limitation, any action required to be taken by any class of directors or managers of the Parent, the General Partner, the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Parent, the General Partner, the Borrower and each Restricted Subsidiary is a party that has been executed and delivered by the Parent, the General Partner, the Borrower and such Restricted Subsidiary as of the Signing Date and the Effective Date has been duly executed and delivered by the Parent, the General Partner, the Borrower and such Restricted Subsidiary and constitutes a legal, valid and binding obligation of the Parent, the General Partner, the Borrower and such Restricted Subsidiary, as applicable, each enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors or managers, as applicable, whether interested or disinterested, of the Parent, the General Partner, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable material provision of law or regulation or the charter, bylaws or other organizational documents of the Parent, the General Partner, the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture in respect of Material Debt, agreement or other instrument binding upon the Parent, the General Partner, the Borrower or any Restricted Subsidiary or any of their Properties, or give rise to a right thereunder to require any payment to be made by the Parent, the General Partner, the Borrower or such Restricted Subsidiary, except for violations that could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any Property of the Parent, the General Partner, the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents or the Second Lien Note Documents).

Section 7.04 Financial Condition; No Material Adverse Effect.

(a) As of the Effective Date, the Borrower has furnished to the Lenders the Initial Financial Statements. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2025, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, and (ii) the business of the Parent, the General Partner, the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course, in all material respects, consistent with past business practices.

(c) None of the Parent, the General Partner, the Borrower nor any Restricted Subsidiary (as in existence at the time of the Effective Date) has on the Effective Date any material Debt (including Disqualified Capital Stock) or any contingent liabilities off-balance sheet liabilities or partnerships, material liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as permitted under this Agreement and adequate reserves for such items have been made in accordance with GAAP.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, the General Partner or the Borrower, threatened in writing against the Parent, the General Partner, the Borrower or any Restricted Subsidiary not fully covered by insurance (except for normal deductibles and customary policy exclusions) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in liability in excess of $5,000,000 or a Material Adverse Effect or that involve any Loan Document or the Transactions.

(b) Since the Signing Date and the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Restricted Subsidiaries and each of their respective Properties and respective operations thereon (i) are and for the past three (3) years have been in compliance with all applicable Environmental Laws; and (ii) have not received written notice of any conditions, events, or incidents in connection with any operation at such Properties that would reasonably be expected to interfere with or prevent such compliance or continued compliance with Environmental Laws.

(b) The Borrower and its Restricted Subsidiaries have obtained all Environmental Permits required for their respective operations and respective ownership of their Properties as currently owned and operated, with all such Environmental Permits being currently in full force and effect, and none of Borrower or its Restricted Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied.

(c) There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Borrower or any Restricted Subsidiary or, to the knowledge of Borrower, in relation to any of their respective Properties or as a result of any operations at such Properties.

(d) To the knowledge of Borrower, none of the Properties of the Borrower or any Restricted Subsidiary contain or have contained: (i) underground storage tanks requiring an Environmental Permit pursuant to Environmental Law; (ii) asbestos-containing materials requiring removal pursuant to Environmental Law; (iii) landfills or dumps requiring an Environmental Permit pursuant to Environmental Law; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) There has been no Release or, to the Borrower’s knowledge, threatened Release of Hazardous Materials by Borrower or, to Borrower’s knowledge, any third party, at, on, under or from the Borrower’s or any Restricted Subsidiary’s Properties in violation of, or that has given or could reasonably be expected to give rise to liability under, Environmental Law.

(f) No Borrower or Restricted Subsidiary has failed to file any notice required of such Persons under applicable Environmental Law related to a reportable Release of Hazardous Materials.

(g) Neither the Borrower nor any Restricted Subsidiary has received any written notice asserting an alleged liability or obligation of the Borrower or any Restricted Subsidiary under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from the Borrower’s or any Restricted Subsidiary’s Properties or any real properties offsite the Borrower’s or any Restricted Subsidiary’s Properties, including a letter or request for information under Section 104(e) of CERCLA (42 U.S.C. § 9604) or any comparable state law.

(h) There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the Borrower or any Restricted Subsidiary’s operations of their respective businesses at any of the Borrower’s or its Restricted Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation for which the Borrower or any Restricted Subsidiary would be liable under Environmental Laws.

(i) The Borrower and its Restricted Subsidiaries have made available to the Lenders complete and correct copies of all material environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters relating to any alleged non-compliance with or liability under Environmental Laws requested by the Administrative Agent that are in any of the Borrower’s or the Restricted Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults or Borrowing Base Deficiency.

(a) Each of the Parent, the General Partner, the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.

Section 7.08 Investment Company Act. None of the Parent, the General Partner, the Borrower or any Restricted Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 7.09 Taxes.

(a) Each of the Parent, the General Partner, the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (ii) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) The charges, accruals and reserves on the books of the Parent, the General Partner, the Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent, the General Partner, and the Borrower, adequate.

(c) No Tax Lien (other than Tax Liens that constitute Excepted Liens) has been filed.

Section 7.10 ERISA.

(a) Except for such matters that, individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect :

(i) the Borrower, its Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code and other applicable laws regarding each Plan;

(ii) each Plan (other than Multiemployer Plan) is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code and other applicable laws;

(iii) no act, omission or transaction has occurred with respect to a Plan which could reasonably be expected to result in imposition on the Borrower, or any Subsidiary (whether directly or indirectly) of (A) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (B) breach of fiduciary duty liability damages under Section 409 of ERISA;

(iv) full payment when due has been made of all amounts which the Borrower, its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the Signing Date and the Effective Date;

(v) no ERISA Event has occurred or is reasonably expected to occur;

(vi) neither the Borrower, nor its Subsidiaries sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities other than as required by applicable law and that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without liability; and

(vii) neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time during the current calendar year or the six calendar years preceding the Signing Date and the Effective Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(b) Each Credit Party satisfies an exception set forth in 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) so that its underlying assets do not constitute assets of a Benefit Plan and the Transactions are neither prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) nor in violation of any state statutes, applicable to a Credit Party that regulate investments of, and fiduciary obligations with respect to, governmental plans, that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

Section 7.11 Disclosure; No Material Misstatements. Each of the Parent, the General Partner and the Borrower has disclosed or made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other factual information furnished by or on behalf of the Parent, the General Partner, the Borrower or any Restricted Subsidiary in writing to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date made or deemed made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time it being understood that (i) any such projected financial information is merely a prediction as to future events and it’s not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and that the Borrower makes no representation that such projections will be realized. There are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. Each of the Parent, the General Partner and the Borrower has, and has caused all of the Restricted Subsidiaries to have with respect to its business and properties, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are customarily insured against by business entities similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the General Partner, the Borrower and its Restricted Subsidiaries (as determined in the reasonable business judgment of the senior management of the Borrower). The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee and mortgagee with respect to Property loss insurance.

Section 7.13 Subsidiaries. Except as set forth on Schedule 7.13 or as disclosed in writing after the Signing Date and the Effective Date to the Administrative Agent (which shall promptly furnish a copy to the Lenders and which shall be a supplement to Schedule 7.13), the Borrower has no Subsidiaries. Schedule 7.13 (as supplemented as contemplated by this Section 7.13) identifies each Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary. The Borrower has no Foreign Subsidiaries. Each Subsidiary is a Wholly-Owned Subsidiary.

Section 7.14 Properties; Defensible Title.

(a) Except for Immaterial Title Deficiencies, each of the Borrower and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been Disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and valid title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been Disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and the ownership of such Properties shall not in the aggregate in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and its Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Restricted Subsidiaries to conduct their business as currently conducted, except to the extent any failure to have any such rights or Properties could not reasonably be expected to have a Material Adverse Effect.

(d) All of the Properties of the Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(e) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.15 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties with respect to which the Borrower and its Restricted Subsidiaries own any executive rights (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment with respect to which the Borrower or any of its Restricted Subsidiaries own any executive rights and that are necessary to conduct normal operations are being, or, in the case of such pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment the maintenance of which is performed by a third-party operator, the Borrower is using its commercially reasonable efforts to cause such items to be, and to the Borrower’s knowledge such items are maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.15 could not reasonably be expected to have a Material Adverse Effect).

Section 7.16 Gas Imbalances; Prepayments. To the extent the Borrower or any of its Restricted Subsidiaries take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except as set forth on Schedule 7.16, as of the Signing Date and the Effective Date, and thereafter either disclosed in writing to the Administrative Agent and the Lenders or included in the most recent Reserve Report Certificate, as of the date thereof, on a net basis there are no imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than imbalances, take-or-pay or other prepayments and balancing rights incurred in the ordinary course of business and which imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not exceed $1,000,000.

Section 7.17 Marketing of Production. To the extent the Borrower or any of its Restricted Subsidiaries take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except for contracts listed and in effect on the Signing Date and the Effective Date on Schedule 7.17, or hereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, as of the date thereof, (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment, for the sale of production from the Borrower’s and its Restricted Subsidiaries’ Hydrocarbons (including, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months from the date thereof or the date of delivery of such Reserve Report Certificate.

Section 7.18 Swap Agreements and Qualified ECP Guarantor. The most recently delivered report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date thereof, sets forth a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.

Section 7.19 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (i) to provide working capital and for acquisitions of Oil and Gas Properties permitted hereunder, (ii) for general corporate purposes of the Borrower and its Restricted Subsidiaries and (iii) to pay fees and expenses incurred in connection with the Transactions. The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.20 Solvency. After giving effect to the Transactions and each Borrowing made hereunder and each issuance, amendment, extension or renewal of any Letter of Credit hereunder, (a) the Borrower is Solvent and (b) the Parent, the General Partner, the Borrower and the other Credit Parties, on a consolidated basis, are Solvent.

Section 7.21 Anti-Corruption Laws, Sanctions and Patriot Act. Each of the Parent, the General Partner, and the Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the General Partner, the Borrower, its Subsidiaries, and their respective directors, officers, employees and, to the Borrower’s knowledge, agents are in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions and are not in violation of any laws prohibiting transactions involving proceeds of specified unlawful activity within the meaning of 18 U.S.C. § 1956. None of (a) the Parent, the General Partner, the Credit Parties or any of their respective directors, officers or employees, or (b) to the Borrower’s direct knowledge, any agent of the Parent, the General Partner, the Credit Parties that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, direct use of proceeds or other transaction by the Parent, the General Partner, and/or the Credit Parties contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 7.22 Affected Financial Institution. No Credit Party is an Affected Financial Institution.

Section 7.23 Security Instruments. As of the Effective Date, the Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Mortgaged Properties and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. The Obligations are and shall be at all times secured by legal, valid and enforceable, perfected first priority Liens in favor of the Administrative Agent, covering and encumbering the Collateral (provided that Liens permitted under Section 9.03 may exist).

Section 7.24 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all subordinated Debt and all senior unsecured Debt of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all subordinated Debt and all senior unsecured Debt of such Person.

Section 7.25 Beneficial Ownership. As of the Signing Date and the Effective Date, the information included in each Beneficial Ownership Certification, if any, is true and correct in all material respects.

Section 7.26 Outbound Investment Rules. None of the Parent, the General Partner, the Borrower or any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. None of the Parent, the General Partner, the Borrower or any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent, the General Partner and the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII

AFFIRMATIVE COVENANTS

On and after the Effective Date, until the Release Date, the Borrower (and (i) each of the Parent and the General Partner solely with respect to Sections 8.03, 8.04, 8.06, 8.08, 8.10, 8.13(c), 8.18, 8.21 and 8.23 and (ii) the Parent with respect to Sections 8.01(a), 8.01(b), 8.01(c) and 8.22), for itself and for each of its Restricted Subsidiaries, covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower (and the Parent, with respect to Sections 8.01(a), 8.01(b) and 8.01(c)) will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available and in any event no later than the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (but in any event on or before the date that is ninety (90) days after the end of each such fiscal year of the Borrower), beginning with the fiscal year ending December 31, 2026, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (except with respect to the audited financial statements as of and for the period ending December 31, 2026), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a “going concern” or other qualification that results solely from the Maturity Date being scheduled to occur within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.05). Notwithstanding the foregoing, the obligations set forth in this Section 8.01(a) may be satisfied with respect to the delivery of financial statements of the Borrower and its Consolidated Subsidiaries by furnishing to the Administrative Agent and each Lender: (A) the Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case, where available, in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a “going concern” or other qualification that results solely from the Maturity Date being scheduled to occur within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Person and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.05) and (B) concurrently with the financial information required by this clause (a), consolidating information that explains in reasonable detail the differences between the information relating to the Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Restricted Subsidiaries, on the other hand.

(b) Quarterly Financial Statements. As soon as available and in any event no later than the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower and the Parent (but in any event on or before the date that is sixty (60) days after the end of each such quarterly accounting period), commencing with the fiscal quarter ending June 30, 2026, (i) the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Parent and (ii) the consolidated balance sheet and related statement of operations partners’ equity and cash flows of the Borrower, in each case, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (except for any fiscal year or fiscal quarters ending on or prior to December 31, 2026 for which no comparisons will be delivered), in each case, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of (A) in the case of the financial statements described in clause (i) above, the Parent and its Consolidated Subsidiaries and (b) in the case of the financial statements described in clause (ii) above, the Borrower and its Consolidated Subsidiaries, in each case, on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.05), subject to normal year-end adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations set forth in this Section 8.01(b) may be satisfied with respect to the delivery of financial statements of the Borrower and its Consolidated Restricted Subsidiaries by furnishing to the Administrative Agent and each Lender: (A) the Parent’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.05), subject to normal year-end audit adjustments and the absence of footnotes, and (B) concurrently with the financial information required by this clause (b), consolidating information that explains in reasonable detail the differences between the information relating to Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Restricted Subsidiaries, on the other hand.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of each of the Borrower and the Parent in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) listing each Restricted Subsidiary and specifying whether such Restricted Subsidiary is or is not a Guarantor (and (A) specifying the identity of each Immaterial Subsidiary and each Material Subsidiary as of the end of such fiscal quarter or fiscal year, as applicable (and including reasonable detail, in form and substance satisfactory to the Administrative Agent, with respect thereto) and (B) if necessary, designating sufficient additional Subsidiaries as Material Subsidiaries so as to comply with the definition of “Material Subsidiary”).

(d) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(e) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer (each, a “Swap Agreement Certificate”), in form and substance satisfactory to the Administrative Agent, setting forth (i) as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any margin required or supplied under any credit support document, and the counterparty to each such agreement, (ii) reasonably detailed calculations of the reasonably anticipated forecasted production of crude oil and natural gas calculated separately, from the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries for each month during the immediately succeeding twelve-month period and (iii) reasonably detailed calculations setting forth the Borrower’s compliance with Section 9.14(b) for the most recent Test Quarter.

(f) Business and Financial Plan. On or before the date that is sixty (60) days after the end of each fiscal year of the Borrower, consolidated quarterly financial projections and budgets for the Borrower and its Restricted Subsidiaries for the then-current fiscal year, which shall be in form and detail reasonably satisfactory to the Administrative Agent.

(g) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(h) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent, the General Partner, the Borrower or any of its Subsidiaries by independent accountants (other than customary and standard correspondence) in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Parent, the General Partner, the Borrower or any such Subsidiary, or the board of directors (or comparable governing body) of the Borrower or any such Subsidiary, to such letter or report.

(i) List of Operators. If requested by the Administrative Agent, concurrently with the delivery of any Reserve Report to the Administrative Agent under Section 8.11(a), a list of all Persons operating the Borrower’s or any Restricted Subsidiaries’ Oil and Gas Properties which account for greater than 10% of the revenues resulting from the sale of all Hydrocarbons from the Borrower’s or any Restricted Subsidiaries’ Oil and Gas Properties during the most recently ended fiscal year.

(j) Notice of Sales of Oil and Gas Properties and Termination of Swap Agreements. In the event the Borrower or any Restricted Subsidiary intends to Dispose of any Oil and Gas Properties (other than Hydrocarbons in the ordinary course of business) or any Equity Interests in any Restricted Subsidiary in accordance with Section 9.09(d), in each case, that would result in a Borrowing Base reduction pursuant to Section 2.07(e), written notice of such disposition no later than two (2) Business Days prior to such disposition (or such later date as the Administrative Agent may agree in its sole discretion), the price thereof and any other details thereof reasonably requested by the Administrative Agent. In the event that the Borrower or any Subsidiary receives any notice of early termination of any material Swap Agreement to which it is a party from any of its counterparties, or any material Swap Agreement to which the Borrower or any Subsidiary is a party is terminated, prompt written notice of the receipt of such early termination notice or such termination, as the case may be, together with a reasonably detailed description thereof and any other details thereof reasonably requested by the Administrative Agent.

(k) Patriot Act and Beneficial Ownership. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(l) Information Regarding the Parent, the General Partner, the Borrower and Guarantors. Prompt written notice (and in any event within three (3) Business Days thereafter or such later date as the Administrative Agent may agree in its sole discretion) of any change (i) in the Parent’s, the General Partner’s, the Borrower’s or any Guarantor’s organizational name, (ii) in the location of the Parent’s, the General Partner’s, the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Parent’s, the General Partner’s, the Borrower’s or any Guarantor’s identity or organizational structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Parent’s, the General Partner’s, the Borrower’s or any Guarantor’s organizational identification number in such jurisdiction of organization, and (v) in the Parent’s, the General Partner’s, the Borrower’s or any Guarantor’s federal taxpayer identification number.

(m) Production Report and Lease Operating Statements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a report setting forth, for each month during the 12-month period ending on the last day of such fiscal quarter, (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) from the Oil and Gas Properties and (ii) the ad valorem, severance and production taxes and lease operating expenses attributable to the Oil and Gas Properties and setting forth the operator of record for the Oil and Gas Properties.

(n) Notices of Certain Changes. Promptly, but in any event within three (3) Business Days after the execution thereof (or such later date as the Administrative Agent may agree in its sole discretion), copies of any amendment, modification or supplement to the certificate or articles of incorporation or formation, bylaws, certificate or articles of organization, regulations or limited liability company agreement, any preferred stock designation or any other organizational document of the Parent, the General Partner, the Borrower or any Guarantor.

(o) Incurrence of Permitted Senior Notes. (i) In the event the Borrower or any Restricted Subsidiary intends to incur any Permitted Senior Notes in reliance on Section 9.02(j), at least five (5) Business Days’ (or such shorter notice as the Administrative Agent may agree in its sole discretion) prior written notice of such intended incurrence, the intended principal amount thereof and the anticipated date of closing and (ii) no later than five (5) Business Days after the offering of any Permitted Senior Notes, a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any) and any other material documents relating to such Permitted Senior Notes.

(p) Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan sponsored by the Borrower or a Subsidiary and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

(q) Amendments and Notices Under Material Instruments. Promptly, but in any event within three (3) Business Days after the execution or actual receipt thereof (or such later date as the Administrative Agent may agree in its sole discretion), (i) copies of any amendment, modification or supplement to any of the Second Lien Note Documents, Senior Note Documents or any documentation governing Debt for borrowed money constituting Material Debt and (ii) copies of any financial statement, certificate, report, notice or other information furnished to or by the Parent, the General Partner, the Borrower or any Restricted Subsidiary pursuant to the terms of the Second Lien Note Documents, any Senior Note Documents, or any other Debt for borrowed money constituting Material Debt, in each case to the extent not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

Documents required to be delivered pursuant to Section 8.01(a), (b), (g) or (h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Parent’s or the Borrower’s public website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (including the SEC’s EDGAR website), if any, to which each Lender and the Administrative Agent have been provided access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 8.02 Notices of Material Events. Promptly (and in any event within three (3) Business Days) after a Responsible Officer of the Borrower or any Subsidiary obtains knowledge thereof, the Borrower will furnish to the Administrative Agent (which shall make such information available to the Lenders) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. Each of the Parent, the General Partner and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence in a jurisdiction of the United States and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.08.

Section 8.04 Payment of Taxes. Each of the Parent, the General Partner and the Borrower will, and will cause each Subsidiary to, file (or cause to be filed) all federal, state and other tax returns and reports required to be filed and shall pay (or cause to be paid) when due all Taxes levied or imposed upon them or their properties, income or assets, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Parent, the General Partner, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Borrowing Base Property or other material Property of the Parent, the General Partner, the Borrower or any Subsidiary.

Section 8.05 Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a) to the extent the Borrower or any Restricted Subsidiary owns any executive rights with respect thereto, operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) to the extent the Borrower or any Restricted Subsidiary owns any executive rights with respect thereto, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties; and

(c) to the extent the Borrower or any Restricted Subsidiary owns any executive rights with respect thereto, to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance. Each of the Parent, the General Partner and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies (at the time the relevant coverage is placed or renewed), insurance (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and the Administrative Agent as lender loss payee (and mortgagee, if applicable) and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent.

Section 8.07 Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing and no Borrowing Base Deficiency exists, the Borrower and its Restricted Subsidiaries shall not be required to reimburse the Administrative Agent for more than one (1) inspection during any fiscal year.

Section 8.08 Compliance with Laws.

(a) The Parent, the General Partner and the Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Parent, the General Partner and the Borrower will, and will cause each of its Subsidiaries to, maintain in effect such policies and procedures reasonably designed to promote and achieve compliance by the Parent, the General Partner, the Borrower and its Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

Section 8.09 Environmental Matters.

(a) The Borrower shall: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply (with respect to Oil and Gas Properties, solely to the extent such Person has executive rights therein), with all applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, in each case such Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with its operation or use of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations to the extent required to be completed by the Borrower or any Restricted Subsidiary under Environmental Law (collectively, the “Remedial Work”) in the event any Remedial Work is required by the Borrower or any Restricted Subsidiary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials in violation of Environmental Law, if such exposure could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be deemed reasonably necessary by the Borrower and its Restricted Subsidiaries to regularly determine and assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 8.09(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than fifteen (15) days after the Borrower obtains knowledge thereof, notify the Administrative Agent and the Lenders in writing of any threatened (in writing) action, investigation or inquiry by any Governmental Authority or any threatened demand (in writing) or lawsuit by any Person against the Borrower or its Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate), if not covered by insurance, which could reasonably be expected to have a Material Adverse Effect.

(c) The Borrower will, and will cause each Restricted Subsidiary to, provide all environmental assessments, audits and tests obtained by the Borrower or any Restricted Subsidiary in connection with any future acquisition of Oil and Gas Properties or other Properties to the Administrative Agent and the Lenders.

Section 8.10 Further Assurances.

(a) Each of the Parent, the General Partner and the Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent, the General Partner, the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) Each of the Parent, the General Partner and the Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Parent, the General Partner, the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 8.11 Reserve Reports.

(a) On or before March 15th and September 15th of each year, commencing with the first such date to occur after the Effective Date, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating, as of the immediately preceding July 1st (for each September 15th delivery) and January 1st (for each March 15th delivery), the Proved Reserves of the Borrower and the Restricted Subsidiaries located within the geographic boundaries of the United States of America. The Reserve Report as of January 1st (for each March 15th delivery) of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report as of July 1st (for each September 15th delivery) of each year shall be prepared by or under the supervision of the chief engineer or qualified agent of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared, at the election of the Borrower, (i) by one or more Approved Petroleum Engineers or (ii) by or under the supervision of the chief engineer or qualified agent of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than forty-five (45) days following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, it being understood by the Administrative Agent and the Lenders that projections concerning volumes and production and cost estimates contained in each Reserve Report are necessarily based upon opinions, estimates and projections and that neither the Borrower nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) the Borrower or another Credit Party has good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (other than those (x) to be acquired in connection with an acquisition, (y) Disposed of since the date of such Reserve Report as permitted in accordance with the terms hereof, and (z) leases that have expired in accordance with their terms) and such Oil and Gas Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 9.03, (iii) to the extent the Credit Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except as set forth on an exhibit to the certificate or previously disclosed to the Administrative Agent in writing, on a net basis there are no gas imbalances, take or pay or other prepayments, the value of which exceed the dollar threshold specified in Section 7.16, with respect to the Credit Parties’ Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except (A) those Borrowing Base Properties listed on such certificate as having been Disposed, or (B) as previously disclosed to the Administrative Agent in writing, (v) attached to the certificate is a list of all material marketing agreements (which are not cancellable on 120 days’ notice or less without penalty or detriment) entered into subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.17 had such agreement been in effect on the Effective Date, and (vi) attached thereto is a schedule demonstrating compliance or noncompliance (calculated at the time of delivery of such Reserve Report) with the Collateral Coverage Minimum and, in the case of noncompliance, the steps that will be taken to comply with this Section 8.11.

Section 8.12 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.11(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least the Required Title Percentage of the PV-9 of the Proved Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.12(a), the Borrower shall, within sixty (60) days after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (provided that Excepted Liens of the type described in clauses (a) through (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) having an equivalent value, or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least the Required Title Percentage of the PV-9 of the Proved Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering the Required Title Percentage of the PV-9 of the Proved Oil and Gas Properties evaluated in the most recent Reserve Report, such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count for purposes of the Required Title Percentage requirements, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide reasonably acceptable title information on the Required Title Percentage of the PV-9 of the Proved Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.13 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base (each of the events described in the foregoing clauses (i) and (ii), a “Collateral Review Event”), the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.11(c)(vi)), to ascertain whether the Mortgaged Properties represent at least the Required Mortgage Percentage of the PV-9 of the Proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, Dispositions and production (the “Collateral Coverage Minimum”). In the event that the PV-9 of the Mortgaged Properties (calculated at the time of such Collateral Review Event) does not satisfy the Collateral Coverage Minimum, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.11(c) (or such longer period as the Administrative Agent may agree in its sole discretion but not to extend beyond a total of ninety (90) days following the delivery of such certificate), to the Administrative Agent as security for the Obligations a first-priority Lien interest (provided that Liens permitted under Section 9.03 may exist) on additional Oil and Gas Properties of the Borrower and the Restricted Subsidiaries not already subject to a Lien of the Security Instruments such that after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of such Collateral Review Event) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).

(b) In the event that (i) the Borrower or any Restricted Subsidiary creates or acquires any Material Subsidiary, (ii) any Immaterial Subsidiary becomes a Material Subsidiary (whether pursuant to the definition of Material Subsidiary or otherwise), (iii) the Borrower designates an Unrestricted Subsidiary to be a Restricted Subsidiary pursuant to Section 9.15(c) and such Restricted Subsidiary constitutes a Material Subsidiary, or (iv) any Restricted Subsidiary incurs or guarantees any Debt or grants any Lien on any Property to secure any Debt, the Borrower shall promptly, but in any event no later than thirty (30) days from the date of such creation, acquisition, designation, determination, incurrence, cessation, incurrence, guarantee or grant (or such longer period as the Administrative Agent may agree in its sole discretion): (A) cause such Restricted Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a duly executed supplement to the Guarantee and Collateral Agreement (or a supplement or joinder thereto, as applicable), (B) pledge, or cause any Credit Party that owns any Equity Interests of the new Restricted Subsidiary to pledge, in each case, all of the Equity Interests of such new Restricted Subsidiary that are owned by any Credit Party (including delivery of original certificates evidencing the Equity Interests of such Restricted Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) In the event that the Parent, the General Partner, the Borrower, any Subsidiary or any Guarantor intends to grant any Lien on any Property to secure any Second Lien Obligations, the Borrower will provide at least five (5) Business Days’ prior written notice thereof to the Administrative Agent (or such shorter time as the Administrative Agent may agree in its sole discretion), and each of the Parent, the General Partner and the Borrower will, and will cause the Restricted Subsidiaries to, first grant to the Administrative Agent to secure the Obligations a prior Lien on the same Property pursuant to Security Instruments in form and substance satisfactory to the Administrative Agent (and for the avoidance of doubt, whether or not such Property constitutes “Excluded Property” pursuant to the terms of any Loan Document) to the extent a prior Lien has not already been granted to the Administrative Agent on such Property. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. The Borrower will cause any Subsidiary guaranteeing any Second Lien Obligations to contemporaneously guarantee the Obligations pursuant to the Guarantee and Collateral Agreement and execute a joinder to the Guarantee and Collateral Agreement to the extent such Subsidiary is not already a party to the Guarantee and Collateral Agreement.

(d) Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Credit Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that (i) the applicable Credit Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (ii) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Liens permitted by Section 9.03 (other than Section 9.03(a)).

Section 8.14 ERISA Compliance. The Borrower will promptly furnish and will cause the Restricted Subsidiaries to promptly furnish to the Administrative Agent (a) if specifically requested by the Administrative Agent, promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual report (Form 5500 series) with respect to each Plan (other than a Multiemployer Plan), (b) if specifically requested by the Administrative Agent, following receipt thereof, if specifically requested by the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower, a Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan to which the Borrower, a Subsidiary or any ERISA Affiliate is obligated to contribute or has any liability; provided that if the Borrower, a Subsidiary or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon the specific request of the Administrative Agent, the Borrower, a Subsidiary or any ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof, and (c) promptly upon becoming aware of the occurrence of any ERISA Event that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, a written notice signed by the Borrower specifying the nature thereof, what action the Borrower, a Subsidiary or any ERISA Affiliate taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.15 Commodity Exchange Act Keepwell Provisions. Each of the Parent and the Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under the Guarantee and Collateral Agreement including obligations with respect to Swap Agreements (provided, however, that the Parent and the Borrower shall only be liable under this Section 8.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.15, or otherwise under this Agreement or any Loan Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.15 shall remain in full force and effect until the Release Date. The

Borrower intends that this Section 8.15 constitute, and this Section 8.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.16 Deposit Accounts, Commodity Accounts, and Securities Accounts. The Borrower shall, and shall cause each Restricted Subsidiary to: (i) deposit or cause to be deposited directly, all Cash Receipts into one or more Deposit Accounts in which the Administrative Agent has been granted a first-priority Lien and that, in each case, is subject to a Control Agreement, (ii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts in which the Administrative Agent has been granted a first-priority Lien and that is subject to a Control Agreement and (iii) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries, to be carried or held in one or more Commodity Accounts in which the Administrative Agent has been granted a first-priority Lien and that is subject to a Control Agreement; provided that with respect to Deposit Accounts, Commodity Accounts, and Securities Accounts maintained by the Borrower and the Guarantors as of the Effective Date, the Borrower and the Guarantors shall have until the date that is sixty (60) days after the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion) to deliver Control Agreements covering such accounts (such date, the “Control Agreement Delivery Date”). In no event shall the Borrower or any Restricted Subsidiary be required to obtain a Control Agreement on any Excluded Account.

Section 8.17 Marketing Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties during the period of such contract and (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right or obligation to market pursuant to joint operating agreements, unitization agreements or other similar contracts (or contracts executed in connection therewith) that are usual and customary in the oil and gas business.

Section 8.18 Sanctions. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit directly (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws applicable to any party hereto.

Section 8.19 Unrestricted Subsidiaries. The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and any Restricted Subsidiary;

(b) will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries; and

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary.

Section 8.20 Minimum Hedging. On the last day of each fiscal quarter (each, a “Minimum Hedging Requirement Date”), the Borrower shall have:

(a) entered into Swap Agreements (i) in the form of (x) swaps, (y) two-way collars and/or (z) costless collars with only one floor, (ii) with one or more Approved Counterparties, (iii) hedging minimum notional volumes of (A) if on any Minimum Hedging Requirement Date the Consolidated Net Leverage Ratio on such Minimum Hedging Requirement Date is greater than or equal to 1.50 to 1.00 (as such ratio is recomputed using Total Net Debt as of such date and EBITDAX (or Annualized EBITDAX, as applicable) for the Rolling Period most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable), (1) if natural gas does not equal or exceed 90% of the aggregate production calculated on a barrel of oil equivalent basis, at least 50% of the reasonably projected production of crude oil and natural gas, each calculated separately and (2) if natural gas equals or exceeds 90% of the aggregate production calculated on a barrel of oil equivalent basis, at least 50% of the reasonably projected production of natural gas, in each case from the Borrower’s and the Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recently delivered Reserve Report) for each full calendar month during the period from and including such Minimum Hedging Requirement Date to and including the 24th full calendar month following such Minimum Hedging Requirement Date; (B) if on any Minimum Hedging Requirement Date the Consolidated Net Leverage Ratio on such Minimum Hedging Requirement Date is greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00 (as such ratio is recomputed using Total Net Debt as of such date and EBITDAX (or Annualized EBITDAX, as applicable) for the Rolling Period most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable), (1) (x) if natural gas does not equal or exceed 90% of the aggregate production calculated on a barrel of oil equivalent basis, at least 50% of the reasonably projected production of crude oil and natural gas, each calculated separately and (y) if natural gas equals or exceeds 90% of the aggregate production calculated on a barrel of oil equivalent basis, at least 50% of the reasonably projected production of natural gas, in each case, from the Borrower’s and the Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recently delivered Reserve Report) for each full calendar month during the period from and including the first full calendar month following such Minimum Hedging Requirement Date to and including the 12th full calendar month following such Minimum Hedging Requirement Date; and (2) (x) if natural gas does not equal or exceed 90% of the aggregate production calculated on a barrel of oil equivalent basis, at least 25% of the reasonably projected production of crude oil and natural gas, each calculated separately and (y) if natural gas equals or exceeds 90% of the aggregate production calculated on a barrel of oil equivalent basis, at least 25% of the reasonably projected production of natural gas, in each case, from the Borrower’s and the Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recently delivered Reserve Report) for each full calendar month during the period from and including the 13th full calendar month following such Minimum Hedging Requirement Date to and including the 24th full calendar month following such Minimum Hedging Requirement Date; or (C) if on any Minimum Hedging Requirement Date the Consolidated Net Leverage Ratio on such Minimum Hedging Requirement Date is less than 1.00 to 1.00 (as such ratio is recomputed using Total Net Debt as of such date and EBITDAX (or Annualized EBITDAX, as applicable) for the Rolling Period most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable), (1) if natural gas does not equal or exceed 90% of the aggregate production calculated on a barrel of oil equivalent basis, at least 50% of the reasonably projected production of crude oil and natural gas, each calculated separately and (2) if natural gas equals or exceeds 90% of the aggregate production calculated on a barrel of oil equivalent basis, at least 50% of the reasonably projected production of natural gas, in each case, from the Borrower’s and the Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recently delivered Reserve Report) for each full calendar month during the period from and including such Minimum Hedging Requirement Date to and including the 12th full calendar month following such Minimum Hedging Requirement Date; and

(b) provided evidence to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with each of the requirements of clauses (i), (ii) and (iii) of Section 8.20(a).

Section 8.21 Depositary Arrangements. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain Capital One, National Association as its primary depositary bank in the United States, including for operating, administrative, cash management and collection activity and for all primary deposit accounts and traditional bank accounts. Notwithstanding the foregoing, in no event shall the Borrower or any Restricted Subsidiary be required to maintain its Excluded Accounts (other than of the type described in clause (a) of the definition thereof) with Capital One, National Association.

Section 8.22 Reserved.

Section 8.23 More Favorable Terms.

(a) If, at any time, any documentation governing the Second Lien Note Documents includes any representation, warranty, covenant (including financial covenants) or event of default or other term (but excluding “Applicable Margin”) that is more restrictive as to the Parent, the General Partner, the Borrower or any Restricted Subsidiary than the terms of this Agreement and the other Loan Documents (each, a “More Restrictive Term”), then (i) other than with respect to any More Restrictive Terms in the Second Lien Note Documents in existence on the Effective

Date, on or prior to the third Business Day following the effectiveness of any such More Restrictive Term, as applicable, the Borrower shall notify the Administrative Agent thereof, and (ii) whether or not the Borrower provides such notice, the terms of this Agreement shall, without any further action on the part of the Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to include each More Restrictive Term in this Agreement, mutatis mutandis effective as of the date when such More Restrictive Term became effective under the Second Lien Note Documents. The Parent, the General Partner and the Borrower shall, and shall cause each Restricted Subsidiary to, promptly execute and deliver, each at its sole expense, an amendment to this Agreement and/or any Loan Document in form and substance reasonably satisfactory to the Administrative Agent evidencing the amendment of this Agreement and/or such other Loan Document to include such More Restrictive Terms in this Agreement; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for this Section 8.23(a), but shall merely be for the convenience of the parties hereto. In addition, the Parent, the General Partner and the Borrower shall, and shall cause each Restricted Subsidiary to, promptly execute and deliver, each at its sole expense, an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent evidencing the amendment of this Agreement to include any changes to the terms of this Agreement to correct or address any incorrect section references, descriptions of documentation, use of defined terms and other similar matters between this Agreement and the terms of the Second Lien Note Purchase Agreement.

(b) If at any time after this Agreement or any Loan Document is amended pursuant to Section 8.23(a) to include any More Restrictive Term contained in the Second Lien Note Documents (each, an “Incorporated Provision”), such Incorporated Provision ceases to be in effect under, or is deleted from, the Second Lien Note Documents, or is amended or modified for the purposes of the Second Lien Note Documents, so as to become less restrictive with respect to the Parent, the General Partner, the Borrower or its Subsidiaries, then (i) on or prior to the third Business Day following the effectiveness of any such cessation, deletion, amendment or modification, the Borrower shall notify the Administrative Agent thereof, and (ii) whether or not the Borrower provides such notice, so long as no Default or Event of Default in respect of such Incorporated Provision shall be in existence, the terms of this Agreement shall, without any further action on the part of the Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to delete such Incorporated Provision or incorporate the same amendments or modifications to such Incorporated Provision, as applicable, mutatis mutandis effective as of the date when such Incorporated Provision ceased to be in effect under, or was deleted from, or was amended or modified in the Second Lien Note Documents. Upon the request of the Borrower, the Majority Lenders will execute and deliver an amendment to this Agreement to delete or similarly amend or modify, as the case may be, such Incorporated Provision as in effect in this Agreement. Notwithstanding the foregoing, no amendment to this Agreement pursuant to this Section 8.23(b) as the result of any Incorporated Provision ceasing to be in effect or being deleted, amended or otherwise modified shall cause any covenant or Event of Default in this Agreement to be less restrictive as to the Parent, the General Partner, the Borrower or any Subsidiary than such covenant or Event of Default as contained in this Agreement as in effect on the Effective Date, and as amended, supplemented or otherwise modified thereafter (other than as the result of the application of Section 8.23(a)).

ARTICLE IX

NEGATIVE COVENANTS

On and after the Effective Date, until the Release Date, the Borrower (and in the case of each of Sections 9.07, 9.16, 9.17, 9.18 and 9.19, each of the Parent and the General Partner), for itself and for each of its Restricted Subsidiaries, covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Consolidated Net Leverage Ratio. The Borrower will not, as of the last day of any fiscal quarter (commencing with the first full fiscal quarter ending after the Effective Date) permit the Consolidated Net Leverage Ratio for the Rolling Period then ending to be greater than 3.50 to 1.00.

(b) Current Ratio. The Borrower will not permit the Current Ratio as of the last day of any fiscal quarter (commencing with the first full fiscal quarter ending after the Effective Date) to be less than 1.0 to 1.0.

(c) Right to Cure. In the event the Borrower fails to comply with the requirements of Section 9.01(a) or Section 9.01(b) as of the last day of any fiscal quarter of the Borrower, then during the period from and including the first day after the last day of such fiscal quarter through and including the 10th Business Day after the date the compliance certificate for such fiscal quarter is required to be delivered pursuant to Section 8.01(c) (such period, the “Cure Period”), the Borrower shall be permitted to cure such failure to comply by requesting that the Consolidated Net Leverage Ratio and/or the Current Ratio be recalculated by increasing EBITDAX and/or the consolidated current assets for such fiscal quarter by an amount up to the cash proceeds received by the Borrower from a Specified Equity Contribution during the Cure Period (such amount, a “Cure Amount”); provided that (i) the Borrower delivers written notice to the Administrative Agent on or prior to the date of a timely delivered certificate required by Section 8.01(c) that it has elected to cure the failure to comply and clearly setting forth such Specified Equity Contribution in the computation required by clause (ii) of such Section 8.01(c); (ii) the amount of the Cure Amount added to EBITDAX and/or the consolidated current assets shall not be greater than the amount required to cause the Borrower to be in compliance with Section 9.01(a) or Section 9.01(b), as applicable; (iii) any such increase pursuant to this Section 9.01(c) to EBITDAX and/or the consolidated current assets for any fiscal quarter shall be applied solely for the purpose of determining compliance or non-compliance with Section 9.01(a) or Section 9.01(b) as of the last day of any Rolling Period that includes such fiscal quarter and not for any other purpose under any Loan Document (including any determination of pro forma compliance with the Consolidated Net Leverage Ratio for the purposes of making any Restricted Payment or Investment or any other purpose); (iv) (A) there shall be no more than two fiscal quarters during any period of four consecutive fiscal quarters for which the Borrower cures any Consolidated Net Leverage Ratio or Current Ratio default by an equity cure and (B) there shall be no more than four fiscal quarters prior to the Maturity Date for which the Borrower cures any Consolidated Net Leverage Ratio or Current Ratio default by an equity cure; (v) such increase in EBITDAX and/or consolidated current assets shall be taken into account in calculating the Consolidated Net Leverage Ratio or Current Ratio for any Rolling Period that includes the last fiscal quarter of the four quarter period with respect to which such cure right was exercised; (vi) Total Net Debt as of the last day of any fiscal quarter for which the foregoing cure right is exercised shall not be deemed reduced by the amount of any Specified Equity Contribution made with respect to such fiscal quarter (even if the proceeds of such Specified Equity Contribution are actually used to repay Debt); (vii) for any period during which EBITDAX is calculated on an annualized basis in accordance with the definition thereof, any Cure Amount shall be taken into account after multiplying EBITDAX by the applicable annualization factor for such fiscal quarter (i.e. the Cure Amount shall not be annualized); and (viii) the same dollars of the Cure Amount may not be applied to both increase EBITDAX and increase consolidated current assets if the Borrower elects to cure the failure to comply with both Section 9.01(a) and Section 9.01(b) in the same fiscal quarter (i.e. separate Cure Amounts shall be required for each such cure). If after giving effect to the foregoing recalculation, the Borrower would then be in compliance with Section 9.01(a) or Section 9.01(b), as applicable, the Borrower shall be deemed to have satisfied the requirements of Section 9.01(a) or Section 9.01(b), as applicable, as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such covenant that had occurred shall be deemed cured for the purpose of this Agreement and the other Loan Documents. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, any Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 10.02, the other Loan Documents or applicable law prior to the end of the applicable Cure Period solely on the basis of an Event of Default having occurred and continuing under Section 9.01(a) or Section 9.01(b) (except to the extent that the Borrower has confirmed in writing that it does not intend to provide a Specified Equity Contribution); provided that no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the Cure Period unless the Borrower shall have received the Cure Amount.

Section 9.02 Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Loans and other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents;

(b) Debt of the Borrower and its Restricted Subsidiaries existing on the Signing Date that is reflected on Schedule 9.02;

(c) Debt under Capital Leases not to exceed the greater of (i) $5,000,000 and (ii) 2.0% of Consolidated Total Assets (measured as of the date of incurrence of such Debt based upon the financial statements most recently available prior to such date), in each case, in the aggregate at any one time outstanding;

(d) Debt associated with bonds or surety obligations required by Governmental Requirements incurred in connection with the operation of the Oil and Gas Properties and not in connection with money borrowed, or Debt associated with guarantees or surety obligations delivered by the Borrower to any provider of such bonds;

(e) intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(d); provided that such

Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on the terms set forth in the Guarantee and Collateral Agreement;

(f) endorsements of negotiable instruments for collection in the ordinary course of business;

(g) Debt constituting a guarantee by any Credit Party of any Debt incurred by another Credit Party so long as the incurrence of such Debt by such other Credit Party is otherwise permitted by this Section 9.02;

(h) other Debt not otherwise permitted pursuant to this Section 9.02 not to exceed the greater of (i) $10,000,000 and (ii) 5% of Consolidated Total Assets (measured as of the date of incurrence of such Debt based upon the financial statements most recently available prior to such date), in each case, in the aggregate at any one time outstanding;

(i) (i) unsecured senior notes, unsecured subordinated notes or unsecured senior subordinated notes (“Senior Notes”) of the Borrower, and any guarantees thereof, so long as (x) after giving effect to the issuance or incurrence of such Debt, the application of the proceeds thereof, and any automatic reduction of the Borrowing Base pursuant to Section 2.07(f) on account thereof, (A) the Consolidated Net Leverage Ratio (as such ratio is recomputed using Total Net Debt as of such date and EBITDAX (or Annualized EBITDAX, as applicable) on a Pro Forma Basis) does not exceed 3.50 to 1.00, (B) no Default or Event of Default shall exist and (C) Unused Availability shall be equal to or greater than 10% of the Loan Limit; and (y) on the same day as the issuance or incurrence of such Senior Notes, the Borrowing Base shall be adjusted to the extent required by Section 2.07(f) and prepayment is made to the extent required by Section 3.04(c)(iii) and no Borrowing Base Deficiency would then exist after giving effect to such adjustment and prepayment; and (ii) Permitted Refinancing Debt in respect of any Senior Notes issued or incurred in reliance on this Section 9.02(i); provided that in the case of the Debt described in each of the foregoing clauses (i) and (ii): (A) such Debt (1) does not have any scheduled principal amortization, a scheduled maturity date or a date of mandatory Redemption in full, in each case, sooner than the date which is 180 days after the Maturity Date and (2) such Debt does not have any mandatory Redemption, tender or sinking fund provisions (other than (a) a customary change of control tender offer provision and (b) a customary asset sale tender offer provision to the extent any amounts required to be Redeemed are permitted to be applied first to prepayment or repayment of the Obligations), (B) such Debt and any guarantees thereof are on terms, taken as a whole, at least as favorable to the Borrower and its Restricted Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower, (C) such Debt (or the documents governing such Debt) shall not contain (1) any financial maintenance covenants or (2) any covenants or events of default, taken as a whole, that are more restrictive or onerous with respect to the Borrower or any of its Restricted Subsidiaries than the covenants and events of default herein, (D) none of the Parent, the General Partner, or any Subsidiary shall be required to guarantee such Debt unless the Parent, the General Partner, or such Subsidiary has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement; (E) the Borrower shall have complied with Section 8.01(o); (F) the Borrowing Base then in effect shall be adjusted to the extent required by Section 2.07(f) and the

Borrower shall make any prepayment required by Section 3.04(c)(iii) and (G) the proceeds of the initial issuance or incurrence of Senior Notes pursuant to this Section 9.02(i) shall be used to cause the Discharge of Second Lien Obligations;

(j) Second Lien Notes issued by the Borrower pursuant to the Second Lien Note Documents (and any guarantees thereof) and outstanding on the Effective Date in an aggregate principal amount not to exceed (i) $75,000,000 minus (ii) the aggregate amount of all prepayments and repayments of principal of Second Lien Notes made since the Effective Date; provided that such Debt does not have a scheduled maturity date or a date of mandatory Redemption in full, in each case, sooner than the date which is 180 days after the Maturity Date;

(k) Debt associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(l) Debt of any Credit Party consisting of obligations to pay insurance premiums; and

(m) Debt in an aggregate not to exceed $1,000,000 at any time outstanding representing deferred compensation (whether such deferred compensation is to be cash or stock-based compensation) of employees or directors of the Borrower or its Affiliates incurred in the ordinary course of business.

Section 9.03 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the Obligations;

(b) Excepted Liens;

(c) Liens securing Capital Leases permitted by Section 9.02(c) but only on the Property under lease;

(d) Liens securing the Second Lien Obligations; provided that (i) such Liens are subordinate to the Liens securing the Obligations pursuant to the Second Lien Intercreditor Agreement and (ii) both before and immediately after giving effect to the incurrence of any such Lien, the Borrower is in compliance with Section 8.14(c) and the Second Lien Intercreditor Agreement;

(e) Liens on Property not constituting Collateral and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(e) shall not exceed the greater of (i) $10,000,000 and (ii) 5.0% of Consolidated Total Assets (measured as of the date of attachment of such Lien based upon the financial statements most recently available prior to such date) at any time;

(f) Liens encumbering insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; and

(g) Liens on cash earnest money deposits or escrowed amounts made in connection with a binding purchase agreement to acquire Oil and Gas Properties, in each case to the extent such acquisition is permitted by this Agreement; provided that the aggregate of cash secured by Liens pursuant to this Section 9.03(g) shall not exceed $10,000,000 (or $15,000,000, as approved in writing by the Administrative Agent in its sole discretion) at any time.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 9.03 (other than Excepted Liens and Liens securing the Obligations and Liens securing the Second Lien Obligations) may at any time attach to any Borrowing Base Properties.

Section 9.04 Dividends and Distributions and Payments in Respect of Second Lien Notes and Permitted Senior Notes; Amendments to Second Lien Note Documents and Senior Note Documents.

(a) Dividends and Distributions. The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders, or make any distribution of its Property to its Equity Interest holders, except that:

(i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(ii) Restricted Subsidiaries may declare and pay cash dividends ratably with respect to their Equity Interests and pay management, advisory or similar fees to Guarantors or the Borrower;

(iii) so long as no Default, Event of Default or Borrowing Base Deficiency is continuing or would result therefrom, the Borrower may make Restricted Payments pursuant to and in accordance with, and may repurchase its (or such direct or indirect parent entity’s) Equity Interests issued to former employees under, stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries; provided that the aggregate amount of payments made pursuant to this clause (iii) do not exceed $1,000,000 in the aggregate in any fiscal year;

(iv) each of the Borrower may make Restricted Payments in cash so long as both before and immediately after giving effect to any such Restricted Payment, (A) no Default, Event of Default, or Borrowing Base Deficiency exists, (B) Unused Availability is at least 10% of the Loan Limit and (C) the Consolidated Net Leverage Ratio (as such ratio is recomputed using Total Net Debt as of such date and EBITDAX (or Annualized EBITDAX, as applicable) on a Pro Forma Basis) is less than or equal to 3.00 to 1.00; provided that, if the Borrower may elect to measure the foregoing tests at the time it or the Parent declares such Restricted Payment so long as such Restricted Payment is paid within 30 days after the date of declaration thereof and such Restricted Payment would have been permitted to be paid if such distribution had been paid as of such date of declaration;

(v) so long as no Event of Default under Section 10.01(a), Section 10.01(b), Section 10.01(h) or Section 10.01(i) is continuing or would result therefrom, the Borrower may make Permitted Tax Distributions;

(vi) Borrower may make distributions to the Parent to pay Public Company Compliance costs, operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting, and similar expenses payable to third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of the Parent, in each case to the extent such expenses and costs are directly attributable to the ownership or operations of the Parent, the Borrower and their respective Subsidiaries; provided that the aggregate amount of payments made pursuant to this clause (vi) do not exceed $3,000,000 in the aggregate in any fiscal year;

(vii) redemptions in whole or in part of any of its Equity Interests for Class A common stock of the Parent;

(viii) so long as no Default, Event of Default or Borrowing Base Deficiency is continuing or would result therefrom, Restricted Payments to repurchase Equity Interests from directors or employees of the Borrower or its Affiliates (or from the estate, family members, spouse or former spouse of directors or employees of the Borrower or its Affiliates); and

(ix) so long as no Default, Event of Default or Borrowing Base Deficiency is continuing or would result therefrom, cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any dividend, option, split, warrant or combination thereof, or any transaction permitted hereunder;

provided that, in each case of the preceding clauses (i) through (viii), prior to the Discharge of Second Lien Obligations, such Restricted Payments shall be permitted only to the extent such Restricted Payments are also permitted under the Second Lien Note Documents as in effect on the Effective Date.

(b) Redemption of Second Lien Notes and Permitted Senior Notes; Amendment of Terms of Second Lien Note Documents and Senior Note Documents. The Borrower will not, and will not permit any Restricted Subsidiary to:

(i) call, make or offer to make any optional, voluntary or mandatory Redemption of, or otherwise optionally, voluntarily or mandatorily Redeem (other than any repayment of Second Lien Notes constituting a regularly scheduled amortization payment pursuant to the terms of the Second Lien Note Purchase Agreement as in effect on the Effective Date) (whether in whole or in part), any Second Lien Notes or any Permitted Senior Notes, provided, that the Borrower may voluntarily Redeem Second Lien Notes or Permitted Senior Notes (A) with cash proceeds from any incurrence of Permitted Senior Notes so long as such Redemption occurs substantially contemporaneously with the receipt of such proceeds, (B) with cash proceeds of the issuance of Equity Interests (other than Disqualified Capital Stock) in the Parent, so long as, in the case of this clause (B), no Event of Default or Borrowing Base Deficiency has occurred and is continuing both before and immediately after giving effect to such Redemption and such Redemption occurs within 10 days following, the receipt of such proceeds, and (C) with cash on hand so long as, both before and immediately after giving effect to such Redemption, (w) no Default, Event of Default or Borrowing Base Deficiency exists, (x) Unused Availability is at least 10% of the Loan Limit and (y) the Consolidated Net Leverage Ratio (as such ratio is recomputed using Total Net Debt as of such date and EBITDAX (or Annualized EBITDAX, as applicable) on a Pro Forma Basis) is less than or equal to 3.00 to 1.00; provided that, in each case of the preceding clauses (A) through (C), prior to the Discharge of Second Lien Obligations, Redemptions of Permitted Senior Notes or Permitted Refinancing Debt in respect thereof shall be permitted only to the extent such Redemptions are also permitted under the Second Lien Note Documents as in effect on the Effective Date.

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Permitted Senior Notes, Senior Note Documents, Second Lien Notes or any Second Lien Note Documents, if the effect thereof would be to (A) shorten the maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, (B) increase the amount of any payment of principal thereof (including any principal amortization payment), (C) in the case of any Permitted Senior Notes, such action requires the payment of a consent fee (howsoever described); provided that the foregoing shall not prohibit the execution of supplemental indentures associated with the issuance of additional Permitted Senior Notes to the extent permitted by Section 9.02(i) or the execution of supplemental indentures to add guarantors if required by the terms of the Senior Note Documents, provided such Person complies with Section 8.14, (D) violate the Second Lien Intercreditor Agreement, (E) cause any Permitted Senior Notes to no longer be permitted under Section 9.02(i), (F) cause any Second Lien Notes to no longer be permitted under Section 9.02(j), or (G) with respect to any Permitted Senior Notes that is subordinated to the Obligations or any other Debt, designate any such Debt (other than obligations of the Borrower and the Restricted Subsidiaries pursuant to the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any Senior Note Documents.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments as of the Signing Date which are disclosed to the Lenders in Schedule 9.05;

(b) accounts receivable arising in the ordinary course of business;

(c) Investments constituting Cash Equivalents;

(d) Investments (i) made by the Borrower in or to any Person that, prior to such Investment, is a Subsidiary Guarantor, (ii) made by any Subsidiary Guarantor in or to the Borrower or any other Subsidiary Guarantor and (iii) made by any Restricted Subsidiary in or to the Borrower or the Subsidiary Guarantors;

(e) subject to the limits in Section 9.06, Investments of the type described in clause (c) of the definition thereof in direct ownership interests in additional Oil and Gas Properties located within the geographic boundaries of the United States of America;

(f) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 and accounts receivable owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(f) exceeds $5,000,000.

(g) loans or advances to employees, officers or directors of the Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $1,000,000 in the aggregate at any time outstanding;

(h) guarantees of Debt permitted by Section 9.02;

(i) Investments consisting of non-cash consideration received in connection with Dispositions permitted pursuant to Section 9.09;

(j) other Investments; provided that both before and immediately after giving effect to any such Investment: (i) no Default, Event of Default or Borrowing Base Deficiency exists, (ii) Unused Availability is at least 10% of the Loan Limit and (iii) the Consolidated Net Leverage Ratio (as such ratio is recomputed using Total Net Debt as of such date and EBITDAX (or Annualized EBITDAX, as applicable) on a Pro Forma Basis) is less than or equal to 3.00 to 1.00; provided further that Investments pursuant to this clause (j) that result in the acquisition of all or substantially all of the business or line of business (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person, in each case, satisfy the following: (x) such acquisition is not hostile and (y) in the case of any acquisition of a Restricted Subsidiary, such Restricted Subsidiary complies with Sections 8.13 and 9.06; and

(k) to the extent constituting Investments, cash earnest money deposits or escrowed amounts made in connection with a binding purchase agreement to acquire Oil and Gas Properties, in each case to the extent such acquisition is permitted by this Agreement and to the extent that such cash earnest money deposits or escrowed amounts are permitted pursuant to Section 9.03(g);

provided that, in each case of the preceding clauses (a) through (l), prior to the Discharge of Second Lien Obligations, such Investments shall be permitted only to the extent such Investments are also permitted under the Second Lien Note Documents as in effect on the Effective Date.

Section 9.06 Nature of Business; No Foreign Subsidiaries or International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as owners of minerals interests and mineral royalty interests and, subject to the last sentence of this Section 9.06, other non-operating interests in upstream Oil and Gas Properties. The Borrower will not, and will not permit any Restricted Subsidiary to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States and will not create or acquire any Subsidiaries that are Foreign Subsidiaries. The Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia. Notwithstanding the foregoing or anything to the contrary contained herein, the Borrower will not permit, at any time, the aggregate PV-9 attributable to the Borrower’s and the Restricted Subsidiaries’ ownership interests in: (a) mineral interests and mineral royalty interests to be less than ninety-two and one half percent (92.5%); or (b) non-operating interests in upstream Oil and Gas Properties to be greater than seven and one half percent (7.5%), in the case of each of the foregoing clauses (a) and (b), of the total value of the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries (defined, solely for purpose of this Section 9.06, as the sum of the PV-9 attributable to the Proved Developed Producing Reserves of the Borrower and the Restricted Subsidiaries plus the book value of Oil and Gas Properties of the Borrower and the Restricted Subsidiaries that do not have PV-9 attributable to them). The Borrower shall not, and shall not permit any Restricted Subsidiary to, own any operating interests in, or be an operator of, any Oil and Gas Properties. So long as the Equity Interests issued by the Borrower are not pledged as Collateral for the benefit of the Administrative Agent and the other Secured Parties pursuant to a Security Instrument, the Borrower shall not directly own any Oil and Gas Properties.

Section 9.07 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.19. None of the Parent, the General Partner, the Borrower or any Person acting on behalf of the Parent, the General Partner or the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08 Mergers, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with, divide or consolidate with any other Person, or permit any other Person to merge into, divide or consolidate with it, or sell, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that (a) any Restricted Subsidiary may participate in a consolidation with the Borrower or any Subsidiary Guarantor (provided that the Borrower shall be the continuing or surviving entity in any such transaction involving the Borrower, and a Subsidiary Guarantor shall be the continuing or surviving entity of any such transaction not involving the Borrower), (b) any Subsidiary Guarantor may participate in a consolidation with another Subsidiary Guarantor, (c) any Restricted Subsidiary may liquidate or dissolve so long as its assets (if any) are distributed to the Borrower or a Subsidiary Guarantor prior to such liquidation or dissolution, (d) a Restricted Subsidiary may merge or consolidate with another Person in connection with an Investment permitted under Section 9.05, so long as such Restricted Subsidiary is the continuing or surviving entity and (e) any Person may merge into the Borrower or any Guarantor in connection with any Investment permitted hereunder.

Section 9.09 Sale of Properties and Termination of Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey, transfer or otherwise Dispose of any Property or to Liquidate any Swap Agreement except for:

(a) the sale of Hydrocarbons and the lease of Oil and Gas Properties in the ordinary course of business;

(b) farmouts of undeveloped acreage and assignments in connection with such farmouts and assignments in connection with such farmouts or the abandonment, farmout, trade, exchange, lease, sublease or other Disposition in the ordinary course of business of Oil and Gas Properties not containing proved reserves and which are not included in the most recently delivered Reserve Report;

(c) the sale or transfer of equipment that is obsolete, worn-out or no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use;

(d) the Disposition of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties and the Liquidation of any Swap Agreement in respect of commodities; provided that:

(i) other than in the case of any Liquidation of any Swap Agreement in respect of commodities pursuant to Section 9.14(a)(ii), no Event of Default or Borrowing Base Deficiency exists or results from such Disposition of Property or the Liquidation of any Swap Agreement in respect of commodities (unless the net cash proceeds of such Dispositions, together with Unrestricted Cash, are concurrently applied to eliminate any Borrowing Base Deficiency that exists or results therefrom);

(ii) (A) in the case of any Liquidation of any Swap Agreement in respect of commodities, such Swap Agreement shall be “in the money” to the Borrower or any of the Restricted Subsidiaries, as applicable, and 100% of the consideration received in respect of such Liquidation shall be cash, and (B) in the case of any Disposition of Oil and Gas Properties or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties, not less than 75% of the consideration received in respect of such sale or other disposition is cash; provided that, with respect to any Disposition, notwithstanding the foregoing requirement of this clause (B) (but, for the avoidance of doubt, subject to the other terms and conditions of this Section 9.09(d)), the Borrower and/or its Restricted Subsidiaries may exchange Hydrocarbon Interests for other Hydrocarbon Interests with the same or better reserve classification, reserve characteristics, reserve lives and decline profiles so long as (1) the aggregate Borrowing Base value, as determined by the Administrative Agent, of all proved Oil and Gas Properties of the Borrower and the

Restricted Subsidiaries exchanged for such other proved Oil and Gas Properties during any period between two successive Scheduled Redeterminations does not exceed two percent (2%) of the Borrowing Base then in effect, (2) to the extent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency pursuant to Section 3.04(c)(iii), and (3) substantially contemporaneously with the closing of any such exchange, the Borrower or the applicable Restricted Subsidiary shall provide title information reasonably requested by the Administrative Agent with respect to, and grant a first-priority Lien (provided that Excepted Liens of the type described in clauses (a), (b), (c), (d), and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on, any proved Oil and Gas Properties acquired in such exchange pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes;

(iii) the consideration received in respect of such Disposition of any Borrowing Base Property or Liquidation of any Swap Agreement in respect of commodities shall be equal to or greater than the fair market value of the Borrowing Base Property, interest therein or Restricted Subsidiary subject of such Disposition, or Swap Agreement subject of such Liquidation (as reasonably determined by the board of directors (or equivalent body) of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect);

(iv) the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount and to the extent required by Section 2.07(e);

(v) if any such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Restricted Subsidiary; and

(e) licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Borrower or any Restricted Subsidiary;

(f) the Disposition of Properties among the Credit Parties (including pursuant to a division or plan of division under Delaware law); provided that (i) with respect to any transfers of Equity Interests in any Restricted Subsidiaries of the Borrower, the requirements of Section 8.13(a) are satisfied (without giving effect to any grace period for compliance provided for therein) and (ii) with respect to any transfer of Proved Oil and Gas Properties, the transferee delivers mortgages or other Security Instruments in favor of the Administrative Agent concurrently with such transfer, to the extent necessary to satisfy the requirements of Section 8.13 (without giving effect to any grace period for compliance provided for therein);

(g) any Liquidation of Swap Agreements required by Section 9.14(b);

(h) the Disposition of cash and Cash Equivalents in the ordinary course of business;

(i) transfers of Property subject to a Casualty Event; provided that with respect to any Casualty Event involving a Borrowing Base Property, such transfer shall be considered a Disposition under Section 2.07(e);

(j) Dispositions of the non-cash portion of consideration (other than any Oil and Gas Properties) received for any Disposition permitted by this Section 9.09; provided that the consideration received in respect of such Disposition shall be cash or Cash Equivalents and for fair market value; and

(k) Restricted Payments permitted by Section 9.04 and Investments permitted by Section 9.05.

Section 9.10 Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect: the Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done that could reasonably be expected to subject any such Property to a Release or threatened Release of Hazardous Materials or exposure to any Hazardous Materials in violation of Environmental Law, or to any Remedial Work under any Environmental Laws.

Section 9.11 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are not prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (a) transactions by and among the Borrower and the Guarantors, (b) any Restricted Payment permitted by Section 9.04, (c) Investments permitted under Section 9.05, (d) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business with its employees, officers and directors, (e) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary in their capacity as such, to the extent such fees and compensation are customary, (f) the payment of fees and expenses related to the Transactions and Public Company Compliance, and (g) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement.

Section 9.12 ERISA Compliance. Except for actions that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower will not, and will not permit any Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; or

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities other than as required by applicable law that may not be terminated by such entities in their sole discretion at any time without liability, or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 9.13 Negative Pledge Agreements; Dividend Restrictions. Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (or which requires the consent of or notice to other Persons in connection therewith) (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties, (b) any Subsidiary from paying dividends or making distributions in respect of its Equity Interests to the Borrower or any Guarantor, (c) paying any Debt owed to the Borrower or any other Restricted Subsidiary, (d) making loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary, or (e) transferring any of its Property to the Borrower or any other Restricted Subsidiary, other than (i) this Agreement, the Security Instruments, and the Second Lien Note Documents, (ii) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted under Section 9.09 pending the consummation of such sale or disposition, (iii) customary prohibitions on assignment contained in software license agreements, (iv) agreements and understandings contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect of the disposition or distribution of assets of such joint venture, (v) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary by an acquisition permitted by this Agreement (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary, (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (other than any Oil and Gas Property) of the Borrower or any Restricted Subsidiary, (vii) any restrictions set forth in any agreements with respect to Capital Leases permitted hereunder to the extent such restrictions only apply to the Property securing such Debt, (viii) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (ix) restrictions that are imposed by any Governmental Requirement.

Section 9.14 Swap Agreements.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i) Swap Agreements in the form of (x) swaps, (y) two-way collars and/or (z) costless collars with only one floor, with an Approved Counterparty in respect of commodities entered into not for speculative purposes the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is entered into, (A) for the 24-month period (and for each month during such period) from the date such Swap Agreement is entered into, 90% of the reasonably anticipated projected production (measured on an MMBtu basis with respect to natural gas and a Bbl basis with respect to crude oil, as applicable, and not, for the avoidance of doubt, on an Mcf or volumetric basis) from the Borrower and the Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) for each of crude oil and natural gas, calculated separately and (B) for the 36-month period (and for each month during such period) commencing with the 25th month following the date such Swap Agreement is entered into, 85% of the reasonably anticipated projected production (measured on an MMBtu basis with respect to natural gas and a Bbl basis with respect to crude oil, as applicable, and not, for the avoidance of doubt, on an Mcf or volumetric basis) from the Borrower and the Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) for each of crude oil and natural gas, calculated separately; provided, however, that such Swap Agreements shall not, in any case, have a tenor of greater than 60 months (the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition permitted hereunder (a “Proposed Acquisition”), the Credit Parties may also enter into Swap Agreements in respect of commodities with Approved Counterparties and not for speculative purposes the notional volumes for which do not exceed for each month during the period during which such Swap Agreement is in effect, 10% of the Borrower and the Restricted Subsidiaries’ existing projected production from Proved Oil and Gas Properties (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) prior to the consummation of such Proposed Acquisition (such that the aggregate shall not be more than 100% of the reasonably anticipated projected production from the Credit Parties’ Proved Oil and Gas Properties prior to the consummation of such Proposed Acquisition) for a period not exceeding 36 months from the date such Swap Agreement is entered into during the period between (x) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (y) the earliest of (I) the date such Proposed Acquisition is consummated, (II) the date such Proposed Acquisition is terminated and (III) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree in its sole discretion). If such Proposed Acquisition is terminated, all such Swap Agreements entered into with respect to a Proposed Acquisition must be terminated or unwound within 90 days following the date such Proposed Acquisition is terminated.

(ii) Swap Agreements in respect of interest rates with an Approved Counterparty effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed, as of the date such Swap Agreement is entered into, 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, allow the aggregate notional volumes of all Swap Agreements in respect of commodities for any fiscal quarter (a “Test Quarter”) (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) to exceed 100% of actual production of crude oil and natural gas, as applicable, for such Test Quarter; provided, that, if the foregoing limit is exceeded, it shall not constitute a violation of this Section 9.14(b) if the Borrower shall, (i) shall promptly, but in any event no later than three days after the end of such Test Quarter, notify the Administrative Agent of such excess and (ii) no later than thirty (30) days after the end of such Test Quarter, Liquidate existing Swap Agreements such that, at such date of Liquidation (the “Swap Liquidation Date”), after giving effect to any such Liquidation, hedged volumes for each calendar month succeeding such Test Quarter will comply with the requirements of Section 9.14(a), and for this purpose, Section 9.14(a) shall be recalculated and tested as of the Swap Liquidation Date as if all outstanding Swap Agreements in respect of commodities (after giving effect to any such Liquidation) were being entered into on such Swap Liquidation Date (or provide the Administrative Agent other evidence satisfactory to it in its reasonable discretion demonstrating such compliance).

(c) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than pursuant to the Security Instruments).

Section 9.15 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 7.13 as of the Signing Date or thereafter, assuming compliance with Section 9.15(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate, by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and immediately after giving effect, to such designation, no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(k) and (iii) such designation shall be deemed to be a Disposition of any Borrowing Base Properties owned by such Subsidiary pursuant to which the provisions of Section 9.09 and Section 2.07(e) shall apply. Except as provided in this Section 9.15(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the

Parent, the General Partner, the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Event of Default would exist, (iii) the Borrower shall be in compliance on a Pro Forma Basis with each financial covenant set forth in Section 9.01, (iv) the Borrower complies with the requirements of Section 8.13, (v) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt, or Liens of such Subsidiary existing at such time, and the Borrower shall be in compliance with Article IX after giving effect to such designation, (v) immediately after giving effect to such designation, the Borrower and such Subsidiary shall be in compliance with the requirements of Section 8.13 (without giving effect to any grace period for compliance provided for therein) and (vi) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iv) above (and in the case of clause (ii) above, setting forth reasonably detailed calculations demonstrating compliance on a Pro Forma Basis with the covenants set forth in Section 9.01). Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.05(k).

Section 9.16 Limitation on Changes in Fiscal Periods. None of the Parent, the General Partner or the Borrower will make any change to the end of its fiscal year to end on a day other than December 31 or change any method of determining fiscal quarters.

Section 9.17 Amendments to Organizational Documents and Citadel Permitted Existing Trade Documents.

(a) None of the Parent, the General Partner or the Borrower will, and the Borrower will not permit any of the other Credit Parties to directly or indirectly amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any organizational or governing document of the Parent, the General Partner, the Borrower or any of its Restricted Subsidiaries (including by the filing or modification of any certificate of designation (including, with respect to the Parent, the Series B Preferred Shares and the Series D Preferred Shares (to the extent outstanding as of the Effective Date)) or certificate formation or articles of incorporation, or any agreement or arrangement (including any shareholders’ agreement) entered into, with respect to any of its Equity Interests), or enter into any new agreement with respect to any of its Equity Interests, except (a) (other than with respect to the Parent, the Series B Preferred Shares and the Series D Preferred Shares (to the extent outstanding as of the Effective Date)) in the case of any such amendments, modifications or changes or any such agreements or arrangements that do not materially adversely affect any right, privilege or interest of Administrative Agent or the Lenders under the Loan Documents or in the Collateral or (b) with respect to the Parent in the case of the Series B Preferred Shares and the Series D Preferred Shares (to the extent outstanding as of the Effective Date), such amendments, modifications or changes or any such agreements or arrangements that do not adversely affect the Administrative Agent or the Lenders.

(b) Without the prior written consent of the Administrative Agent in its reasonable discretion, the Borrower will not amend, modify, waive or otherwise change, any of the terms of the Citadel Permitted Existing Trades or the Citadel Permitted Existing Trade Documents, and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification, supplement or agreement; provided that this Section 9.17(b) shall not prohibit the Liquidation of any Citadel Permitted Existing Trade or the assignment or novation of any Citadel Permitted Existing Trade from Citadel to a Lender (with the Borrower being the “remaining party” for purposes of such assignment or novation), in each case to the extent such Liquidation, assignment or novation is otherwise permitted by this Agreement.

Section 9.18 Outbound Investment Rules. Each of the Parent, the General Partner, the Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent, the General Partner and the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 9.19 Passive Holding Company. Neither the Parent nor the General Partner shall engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (a) its ownership of the Equity Interests of the Borrower and the Parent’s ownership of the General Partner, (b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses related thereto), (c) the performance of its obligations with respect to the Loan Documents and the Second Lien Note Documents, (d) solely in the case of the Parent, any public offering of its common stock or any other issuance or sale of its Equity Interests, (e) payment of taxes and dividends and making contributions to the capital of the Credit Parties, (f) participating in tax, accounting and other administrative matters or the making and filing of any reports required by any Governmental Authority, (g) holding any cash incidental to any activities permitted under this Section 9.19, (h) providing indemnification to officers, managers and directors, (i) in the case of the General Partner, carrying out its obligations as the sole general partner of the Borrower and (j) managing, through its board, directors, officers and managers, the business of the Borrower and its Subsidiaries. For the avoidance of doubt, neither the Parent nor the General Partner shall (i) incur, create, assume or suffer to exist any Debt or other material liabilities or material financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to any Loan Documents or Second Lien Note Documents to which it is a party, (C) obligations with respect to its Equity Interests, (ii) incur or suffer to exist any Liens on its Properties (now owned or hereafter acquired), except (A) Excepted Liens of the type described in clauses (a) through (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition and (B) in the case of the General Partner, Liens securing the Obligations and Liens securing the Second Lien Obligations, (iii) own Equity Interests in any Person other than (A) in the case of the Parent, the Equity Interests in the Borrower and Equity Interests in the General Partner and (B) in the case of the General Partner, general partnership interests of the Borrower, or (iv) issue or permit to remain outstanding any preferred stock or series of preferred stock other than (A) preferred stock or series of preferred stock of the Parent that does not constitute Disqualified Capital Stock and provided that the proceeds of the issuance of such preferred stock or series of preferred stock are contributed to the Borrower contemporaneously with the issuance thereof and (B) with respect to the Parent, the Series B Preferred Shares and the Series D Preferred Shares, in each case, outstanding on the Effective Date. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (or which requires the consent of or notice to other Persons in connection therewith) the Borrower or any of its Restricted Subsidiaries from (a) granting, conveying or creating any Lien on any of their Properties, (b) paying dividends or making distributions in respect of its Equity Interests to the Borrower or any Guarantor or (c) incurring, creating, assuming or suffering to exist any Debt.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent, the General Partner, the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or if already qualified by materiality or Material Adverse Effect, incorrect in any respect when made or deemed made);

(d) the Parent, the General Partner, the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(l), Section 8.02, Section 8.03 (solely in respect of the Borrower), Section 8.13, Section 8.16, Section 8.20, Section 8.21 or in ARTICLE IX;

(e) the Parent, the General Partner, the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) receipt of notice thereof by the Borrower from the Administrative Agent

(which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Parent, the General Partner, the Borrower or any Restricted Subsidiary otherwise becoming aware of such default;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable and such failure continues beyond any applicable grace period;

(g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due (other than by a regularly scheduled required prepayment), or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof (other than any event requiring prepayment pursuant to customary asset sale or change of control provisions); provided that notwithstanding anything to the contrary contained in this Agreement, any “Event of Default” occurring under the Second Lien Note Purchase Agreement (each a “Second Lien Event of Default”) shall constitute a continuing Event of Default under this Section 10.01(g) (for the avoidance of doubt, irrespective of whether such Second Lien Event of Default has been waived pursuant to and in accordance with the terms of the Second Lien Note Purchase Agreement) unless (i) such Second Lien Event of Default is waived in writing by the Majority Lenders or (ii) solely in the case of any Second Lien Event of Default as a result of the Borrower’s violation of Section 7.01(b) of the Second Lien Note Purchase Agreement (an “Asset Coverage Ratio Default”), the Borrower has exercised a cure right with respect to such Asset Coverage Ratio Default within the “Cure Period” (as defined in the Second Lien Note Purchase Agreement as in effect on the Effective Date (without giving effect to any waiver, amendment or modification thereto)) pursuant to and strictly in accordance with terms of Section 7.01(c) of the Second Lien Note Purchase Agreement as in effect on the Effective Date (without giving effect to any waiver, amendment or modification thereto);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the General Partner, the Borrower or any Restricted Subsidiary as of such date or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the General Partner, the Borrower or any Restricted Subsidiary as of such date or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent, the General Partner, the Borrower or any Restricted Subsidiary as of such date shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the General Partner, the Borrower or

any Restricted Subsidiary as of such date or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) (i) one or more judgments for the payment of money in an aggregate amount in excess of the greater of (A) $10,000,000 and (B) 5.0% of the Borrowing Base then in effect (to the extent not covered by independent third-party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Parent, the General Partner, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the General Partner, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent, the General Partner, the Borrower or a Guarantor party thereto or shall be repudiated by any of them in writing, or cease to create a valid and perfected Lien of the priority required thereby in favor of the Administrative Agent on any material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent, the General Partner, the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing;

(l) a Change in Control shall occur;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability of the Borrower and its Restricted Subsidiaries in an aggregate amount in excess of the greater of (A) $10,000,000 and (B) 5.0% of the Borrowing Base then in effect that is not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding; or

(n) the Second Lien Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Parent, the General Partner, the Borrower, any Guarantor, the Second Lien Agent, or any other party thereto, or shall be repudiated by any of them, or cease to establish the relative Lien priorities required or purported thereby, or the Borrower, any Guarantor, the Second Lien Agent, or any of their respective Affiliates shall so state in writing.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the

Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the General Partner, the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the General Partner, the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the General Partner, the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the General Partner, the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, (C) to serve as Cash Collateral to be held by the Administrative Agent to secure the remaining LC Exposure, (D) Obligations under Secured Swap Agreements owing to Secured Swap Parties, and (E) Secured Cash Management Obligations owing to Secured Cash Management Providers;

(v) fifth, pro rata to any other Obligations; and

(vi) sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnity obligations for which no claims have been made), shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE XI

THE AGENTS

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the General Partner, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have (A) notice of any of the events or circumstances set forth or described in Section 8.02 unless and until written notice thereof stating that it is a “notice under Section 8.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower or a Lender or (B) knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number, percentage or class of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number, percentage or class of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, no Arranger nor any Agent (other than the Administrative Agent) shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number, percentage or class of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith

INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, and with the consent of the Borrower if no Event of Default has occurred and is then continuing, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent, the General Partner, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender and the Issuing Bank expressly acknowledges that none of the Administrative Agent, any Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and any of its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent or any of its Related Parties to any Lender, any Issuing Bank or any other Secured Party as to any matter, including whether the Administrative Agent or its Related Parties have disclosed material information in its (or its Related Parties’) possession. Each Lender and the Issuing Bank expressly acknowledges, represents and warrants to the Administrative Agent and each Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and its Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and the Issuing Bank also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 11.08. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Sidley Austin LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent, the General Partner, the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral, Liens and Guarantors. Each Lender (for itself and on behalf of any of its Affiliates that are or may become Secured Cash Management Providers and/or Secured Swap Parties) and the Issuing Bank hereby authorizes the Administrative Agent to (a) release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents (including, without limitation, any Collateral owned by a Restricted Subsidiary that is redesignated as an Unrestricted Subsidiary in accordance with Section 9.15(b)), (b) release the Guarantee of any Subsidiary Guarantor and any Collateral owned by such Subsidiary Guarantor if 100% of the Equity Interests in such Subsidiary Guarantor are sold in a transaction permitted under the Loan Documents, (c) subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(c), (d) release any Subsidiary Guarantor if such Subsidiary becomes an Unrestricted Subsidiary, and (e) release all Liens on all Collateral and all Guarantees of Guarantors upon termination of this Agreement, termination of all Secured Swap Agreements (other than such Swap Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Bank in its sole discretion have been made), and the payment in full in cash of all outstanding Loans, LC Disbursements, all other Obligations, and all other obligations payable under this Agreement and under any other Loan Document. Each Lender (for itself and on behalf of any of its Affiliates that are or may become Secured Cash Management Providers and/or Secured Swap Parties)and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.09 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11 The Arrangers and the Agents. The Arrangers and the Agents (other than the Administrative Agent) shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

Section 11.12 Certain ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer, and perform the Loans, the Letters of Credit, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement satisfies the requirements of Section I(b) through (k) of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of Section I(a) of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement; or

(iv) such other representation, warranty, and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty, and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent, any Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document, or any documents related to hereto or thereto);

(ii)  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer, or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case, as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)  Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments, and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent, any Arranger, or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments, or this Agreement.

(c)  The Administrative Agent and each Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents, or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees, or fees similar to the foregoing.

Section 11.13 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure, or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’

ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which was credit bid, interests, whether as equity, partnership, limited partnership interests, or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle or vehicles, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that is assigned to an acquisition vehicle is not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party is deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle or vehicles) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid, or the consummation of the transactions contemplated by such credit bid.

Section 11.14 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.14(b).

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to electronic communications as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to the Parent, the General Partner or the Borrower, to it at:

2000 Market Street, Suite 910

Philadelphia, PA 19103

Attention: Jeffrey Slotterback

Email: jslotterback@whitehawkenergy.com

(ii)	if to the Administrative Agent or to the Issuing Bank, to it at:

Capital One, National Association

800 Capitol Street, Suite 3400

Houston, Texas 77002

Attention: Mason McGurrin, Head of Oil & Gas Banking

Email: mason.mcgurrin@capitalone.com

With a copy to:

Capital One, National Association

800 Capitol Street, Suite 3400

Houston, Texas 77002

Attention: Christopher Kuna, Senior Director

Email: christopher.kuna@capitalone.com

(iii)	if to any other Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative

Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 12.01(b), shall be effective as provided in Section 12.01(d).

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.

(e) Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor, in each case, any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) (A) increase the Commitment, Elected Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, or (B) increase the Aggregate Maximum Credit Amounts without the consent of each Lender (other than any Defaulting Lender), (ii) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender) (it being understood that (A) a Scheduled Redetermination may be postponed by the Required Lenders and (B) any waiver, consent, amendment or other modification to Section 2.07(e) or Section 2.07(f) that would waive, amend, postpone or modify the implementation of any reduction of the Borrowing Base that would otherwise occur pursuant to Section 2.07(e) or Section 2.07(f), as the case may be, shall only require the written consent of the Required Lenders), (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby (other than default rate interest provided hereunder which may be amended, reduced or waived by the Majority Lenders), (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (v) change Section 2.06 in a manner that would alter the ratable reduction of Commitments required thereby or Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c)(i), Section 6.02, Section 8.13, Section 10.02(c) (or amend any of the defined terms in such Section if the result would be to alter the priority of payments in respect of Collateral proceeds) or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Applicable Percentage”, or “Subsidiary”, without the written consent of each Lender (other than any Defaulting Lender), (vii) release any Guarantor (except as set forth in Section 11.10 or in the Guarantee and Collateral Agreement) or release any of the Liens securing the Collateral (other than as provided in Section 11.10), or reduce the percentages set forth in Section 8.13(a) to less than (a) prior to the Discharge of Second Lien Obligations, 90% and (b) following the Discharge of Second Lien Obligations, 85%, in each case, without the written consent of each Lender (other than any Defaulting Lender), (viii) change any of the provisions of this Section 12.02(b) or the definition of the terms “Majority Lenders”, “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number, percentage or class of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender), (ix) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations or Secured Cash Management Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Citadel Permitted Existing Trades,” “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party”, or, in each case, the defined terms referenced in any such definition, without the written consent of each

Secured Swap Party adversely affected thereby, or the definition of “Collateral”, “Obligations”, “Secured Parties”, “Secured Cash Management Agreement,” “Secured Cash Management Obligations” or “Secured Cash Management Provider,” without the written consent of each Secured Cash Management Provider adversely affected thereby, or (x) (A) contractually subordinate the Obligations in right of payment to any other Debt for borrowed money or (B) contractually subordinate the liens in the Collateral to the liens securing any other Debt for borrowed money; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (A) any supplement to Schedule 7.13 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (B) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (C) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Mortgaged Property or Property to become Mortgaged Property to secure the Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender, (D) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.03(c) in accordance with the terms of Section 3.03(c), (E) any fee letter may be amended solely with the written consent of the parties thereto and (F) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitment of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest, and other amounts owing to it or accrued for its account under this Agreement.

(c) Notwithstanding anything to the contrary herein the Administrative Agent and the Borrower may amend and restate the Schedules to this Agreement delivered as of the Signing Date to reflect the Updated Schedules in accordance with Section 6.02(t).

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (it being understood that for purposes of this clause (a)(i), legal fees and expenses shall be limited to the reasonable and documented out-of-pocket fees and expenses of Sidley Austin LLP and one local counsel as reasonably necessary in any relevant jurisdiction (and solely in the case of any actual conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Indemnitees similarly situated)), (ii) all costs, expenses and Other Taxes incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including all respective legal fees and expenses), except in the case of out-of-pocket expenses described in this Section 12.03(a) to the extent that Section 12.03(b) expressly provides that the Borrower or any other Credit Party shall not indemnify such party for such out-of-pocket expenses.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, EACH ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, (INCLUDING ALL RESPECTIVE LEGAL FEES AND EXPENSES, WHICH SHALL BE LIMITED TO THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF ONE COUNSEL TO ALL INDEMNITEES TAKEN AS A WHOLE AND ONE LOCAL COUNSEL IN EACH RELEVANT JURISDICTION (AND SOLELY IN THE CASE OF AN ACTUAL CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL TO THE AFFECTED INDEMNITEES, TAKEN AS A WHOLE AND (IF REASONABLY NECESSARY) ONE LOCAL COUNSEL, IN ANY RELEVANT JURISDICTION)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE PARENT, THE GENERAL

PARTNER, THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE PARENT, THE GENERAL PARTNER, THE BORROWER OR ANY RESTRICTED SUBSIDIARY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE PARENT, THE GENERAL PARTNER, THE BORROWER AND ITS SUBSIDIARIES BY THE PARENT, THE GENERAL PARTNER, THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY LIABILITY OF THE BORROWER OR ANY SUBSIDIARY UNDER ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON, AT OR FROM ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES OR IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY CREDIT PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR

CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR ANY OF ITS RELATED PARTIES OR (B) RESULT FROM A PROCEEDING SOLELY BETWEEN OR AMONG INDEMNITEES THAT DOES NOT INVOLVE ANY ACTION OR OMISSION BY THE PARENT, THE GENERAL PARTNER, THE BORROWER OR ANY RESTRICTED SUBSIDIARY, OTHER THAN CLAIMS AGAINST ANY OF THE ADMINISTRATIVE AGENT OR THE LENDERS OR ANY OF THEIR AFFILIATES SOLELY IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS THE ADMINISTRATIVE AGENT, ISSUING BANK, AN ARRANGER, AN AGENT OR ANY SIMILAR ROLE UNDER THIS AGREEMENT. THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Arranger, the Issuing Bank or any Related Party of any of the foregoing under Section 12.03(a), (b) or (d), each Lender severally agrees to pay to such Agent, such Arranger such Issuing Bank or such Related Party (each, an “Agent-Related Person”), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if such payment is sought after the Release Date, ratably in accordance with such Applicable Percentage immediately prior to such date) of such unpaid amount and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all losses, claims (including intraparty claims), demands, damages or liabilities of any kind and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Arranger or the Issuing Bank in its capacity as such. The agreements in this Section 12.03(c) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) none of the Parent, the General Partner or the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent, the General Partner, the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower, any Affiliate of the Borrower, any Defaulting Lender, any Disqualified Institution or any natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to an existing Lender, an Affiliate of an existing Lender, an Approved Fund or, if any Event of Default has occurred and is continuing, is to any other assignee; provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the Administrative Agent and the Issuing Bank, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) each total assignment shall be made as an assignment of all the assigning Lender’s rights and obligations under this Agreement, including, without limitation, its Commitment, Maximum Credit Amount, LC Exposure, participations in Letters of Credit, and outstanding Loans;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(F) in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower, any Defaulting Lender, any Disqualified Institution or any natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person).

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender. This Section 12.04(b)(iv) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Parent, the General Partner, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower, any Defaulting Lender, any Disqualified Institution or any natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) Each Participant agrees (A) to be subject to the provisions of Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) as if it were an assignee under paragraph (b) of this Section; and (B) that it shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person unless the Administrative Agent and the Borrower have consented in writing in their sole and absolute discretion to such assignment or participation, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation. For the avoidance of doubt, (x) no assignment or participation shall be retroactively invalidated pursuant to this Section 12.04(f) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Institution (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution” ), and (y) the execution by the Borrower or Administrative Agent of an Assignment and Assumption with respect to such an assignment will not by itself result in such assignee no longer being considered a Disqualified Institution.

(ii) The Administrative Agent and each assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an E-System, including that portion of such E-System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same. Any assignment to a Disqualified Institution or grant or sale of participation to a Disqualified Institution in violation of this Section 12.04(f) shall not be void, but the other provisions of this Section 12.04(f) shall apply.

(iii) If any assignment or participation is made to any Disqualified Institution without the consents required by this Section 12.04(f) and/or Section 12.04(b), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (1) terminate the Commitment of such Disqualified Institution and pay or cause to be paid all Obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (2) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay (or cause to be purchased or prepaid) such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions and conditions contained in this Section 12.04), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Any Loan so purchased by a Borrower under this Section 12.04(f) shall upon such purchase be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect.

(iv) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not have the right to (x) receive information, reports or other materials provided to the Administrative Agent or Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code or any similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Parent, the General Partner, the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN AND THEREIN AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g.,.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

(d) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the

Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. Subject to Section 12.14, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR

OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNITY AND REIMBURSEMENT OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 12.03(b) IN RESPECT OF ANY THIRD PARTY CLAIMS ALLEGING SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Non-Public Information; Confidentiality.

(a) Non-Public Information.

(i) Distribution of Materials to Lenders and the Issuing Bank. The Borrower acknowledges and agrees that (A) the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, the Administrative Agent, and made available, to the Lenders and the Issuing Bank by posting such Borrower Materials on an E-System; and (B) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

(ii) Material Non-Public Information. The Borrower shall (A) identify in writing, and (B) to the extent reasonably practicable, clearly and conspicuously mark all Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Borrower agrees that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then the Administrative Agent, the Lenders and the Issuing Bank shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Borrower further represents, warrants, acknowledges and agrees that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (I) the Loan Documents, including the schedules and exhibits attached thereto, and (II) administrative materials of a customary nature prepared by the Borrower or any of its Subsidiaries or the Administrative Agent (including, Borrowing Requests, Interest Election Requests, requests for the issuance, amendment, renewal or extension of Letters of Credit, and any similar requests or notices posted on or through an E-System). Before distribution of Borrower Materials, the Borrower agrees to execute and deliver to the Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

(b) Each of the Administrative Agent, each Lender and the Issuing Bank acknowledges and agrees that it may receive MNPI hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable laws (including United States federal and state securities laws and regulations). Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the E-System and that may contain material non-public information with respect to the Parent or its securities for purposes of United States Federal or state securities laws.

(c) Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority (including the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower or any Restricted Subsidiary and their obligations or (iii) any actual or potential insurer or reinsurer, (g) with the consent of the Borrower, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or to any collector of market data or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Parent, the General Partner, the Borrower or any Restricted Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent, the General Partner, the Borrower or a Restricted Subsidiary; provided that, in the case of information received from the Parent, the General Partner, the Borrower or any Restricted Subsidiary after the Signing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Parent, the General Partner, the Borrower, the Borrower’s Restricted Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (A) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (B) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any Person.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Loan Documents until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements; Action by Secured Parties. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of Secured Swap Obligations and Secured Cash Management Obligations. Except as provided in Section 12.02(b), no Secured Swap Party or Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of any Secured Swap Obligation or Secured Cash Management Obligation owed to it.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, the Parent, the General Partner or any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than to the extent contemplated by the last sentence of Section 12.04(a), Persons indemnified hereunder and other Secured Parties not party hereto.

Section 12.16 USA Patriot Act Notice; Anti-Money Laundering Laws. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) or any other Anti-Money Laundering Laws, it is required to (i) obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Patriot Act or such Anti-Money Laundering Laws and (ii) obtain Beneficial Ownership Certification in relation to the Borrower to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Section 12.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent, the General Partner and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Parent, the General Partner, the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Parent, the General Partner, the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Parent, the General Partner, the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) each of the Parent, the General Partner and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) each of the Parent, the General Partner and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, the General Partner, the Borrower or any of its Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to the Parent, the General Partner, the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent, the General Partner, the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Parent, the General Partner, the Borrower or its Subsidiaries. To the fullest extent permitted by Law, each of the Parent, the General Partner and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18 Acknowledgement and Consent to Bail-In of Affected Financial Institution. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.19, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.20 Intercreditor Agreement.

(a) EACH LENDER HEREBY (I) INSTRUCTS AND AUTHORIZES THE ADMINISTRATIVE AGENT TO EXECUTE AND DELIVER THE SECOND LIEN INTERCREDITOR AGREEMENT ON ITS BEHALF, (II) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT TO EXERCISE ALL OF THE ADMINISTRATIVE AGENT’S RIGHTS AND TO COMPLY WITH ALL OF ITS OBLIGATIONS UNDER THE SECOND LIEN INTERCREDITOR AGREEMENT, (III) AGREES THAT THE ADMINISTRATIVE AGENT MAY TAKE ACTIONS ON ITS BEHALF AS IS CONTEMPLATED BY THE TERMS OF THE SECOND LIEN INTERCREDITOR AGREEMENT, AND (IV) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF THE SECOND LIEN INTERCREDITOR AGREEMENT SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.

(b) EACH LENDER ACKNOWLEDGES THAT IT HAS REVIEWED AND IS SATISFIED WITH THE TERMS AND PROVISIONS OF THE SECOND LIEN INTERCREDITOR AGREEMENT AND ACKNOWLEDGES AND AGREES THAT SUCH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE SECOND LIEN INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE SECOND LIEN INTERCREDITOR AGREEMENT.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:	WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership By: WhiteHawk Income OP GP LLC, its general partner

	By:	/s/ Jeffrey Slotterback
	Name:	Jeffrey Slotterback
	Title:	Chief Financial Officer and Secretary

PARENT:	WHITEHAWK INCOME CORPORATION, a Delaware corporation

	By:	/s/ Jeffrey Slotterback
	Name:	Jeffrey Slotterback
	Title:	Chief Financial Officer and Secretary

GENERAL PARTNER:	WHITEHAWK INCOME OP GP LLC, a Delaware limited liability company

	By:	/s/ Jeffrey Slotterback
	Name:	Jeffrey Slotterback
	Title:	Chief Financial Officer and Secretary

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT, ISSUING BANK AND A LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Lender

	By:	/s/ David Lee Garza
	Name:	David Lee Garza
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:	U.S. BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Elizabeth Johnson
	Name:	Beth Johnson
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Annex I

LIST OF MAXIMUM CREDIT AMOUNTS AND ELECTED COMMITMENTS

Name of Lender	Applicable Percentage	Elected Commitment	Maximum Credit Amount
Capital One, National Association	50.000000000%	$75,000,000.00	$250,000,000.00
U.S. Bank National Association	50.000000000%	$75,000,000.00	$250,000,000.00

TOTAL	100.000000000%	$150,000,000.00	$500,000,000.00

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 20[__]

FOR VALUE RECEIVED, WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to [     ] (the “Lender”), at the principal office of CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent (together with its successors or assigns, the “Administrative Agent”), the principal sum of [     ] Dollars ($[     ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, and, if applicable, Interest Period of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note pursuant to Section 12.04 of the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of May 10, 2026, among the Borrower, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, the Administrative Agent, and the lenders (including the Lender) and other agents from time to time party thereto, and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: WhiteHawk Income OP GP LLC, its general partner

By:
Name:
Title:

EXHIBIT B

FORM OF BORROWING REQUEST

[   ], 20[__]1

WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of May 10, 2026 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, Capital One, National Association, as Administrative Agent, and the lenders (the “Lenders”) and other agents which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) Aggregate amount of the requested Borrowing is $[     ]2;

(ii) Date of such Borrowing is [     ], 20[__];3

(iii) Requested Borrowing is to be [an ABR Borrowing] [a SOFR Borrowing];4

(iv) In the case of a SOFR Borrowing, the initial Interest Period applicable thereto is [     ]56;

(v) Amount of Borrowing Base in effect on the date hereof is $[   ];

(vi) The amount of the Aggregate Elected Commitment Amounts in effect on the date hereof is $[     ];

(vii) Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[     ];

[1]

For a SOFR Borrowing, the Borrowing Request must be delivered no later than 12:00 noon, Houston, Texas time, three U.S. Government Securities Business Days before the date of the proposed Borrowing. For an ABR Borrowing, the Borrowing Request must be delivered no later than 12:00 noon, Houston, Texas time, on the date of the proposed Borrowing.

[2]

At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in integral multiples of $100,000 and not less than $500,000. Each ABR Borrowing shall be in integral multiples of $100,000 and not less than $500,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Availability or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e) of the Credit Agreement.

[3]	Must be a Business Day.
[4]	If no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.
[5]	This shall be a period contemplated by the definition of the term “Interest Period” in the Credit Agreement. As of the Effective Date, that is one, three or six months.
[6]	If no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of one month.

(viii) Pro forma Total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[     ];

(ix) the Consolidated Cash Balance (without regard to the requested Borrowing) is $[     ] and the pro forma Consolidated Cash Balance (giving effect to the requested Borrowing7) is $[     ];

(x) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[          ]

[          ]

[          ]

[          ]

[          ]

The undersigned certifies that he/she is the [     ] of the General Partner, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents, and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.8

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: WhiteHawk Income OP GP LLC, its general partner

By:
Name:
Title:

[7]	Must identify in reasonable detail any amounts to be excluded from Consolidated Cash Balance pursuant to clauses (ii) and (iv) of the definition of Consolidated Cash Balance.
[8]

Each Borrowing Request shall constitute a representation by the Borrower that (a) the amount of the requested Borrowing shall not cause the Total Revolving Credit Exposures to exceed the Loan Limit and (b) after giving pro forma effect to such requested Borrowing and the use of proceeds thereof, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold.

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[_______], 20[__]9

WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of May 10, 2026 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, Capital One, National Association, as Administrative Agent, and the lenders (the “Lenders”) and other agents which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) are [   ];

(ii) The effective date of the election made pursuant to this Interest Election Request is [   ], 20[__]10;[and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a SOFR Borrowing][; and]

[(iv) [If the resulting Borrowing is a SOFR Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [     ] 1112].

The undersigned certifies, represents, and warrants on behalf of the Borrower (and not individually) that (a) he/she is the [   ] of the General Partner, and that as such he/she is authorized to execute this Interest Election Request on behalf of the Borrower and (b) that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

[9]

If the Interest Election Request is for the continuation of a SOFR Borrowing or a conversion to a SOFR Borrowing, the Interest Election Request must be delivered no later than 12:00 noon, Houston, Texas time, 3 U.S. Government Securities Business Days before the date of the proposed continuation or conversion. If the Interest Election Request is for the continuation of an ABR Borrowing or a conversion to an ABR Borrowing, the Interest Election Request must be delivered no later than 12:00 noon., Houston, Texas time, on the date of the proposed continuation or conversion.

[10]	Must be a Business Day.
[11]	This shall be a period contemplated by the definition of the term “Interest Period” in the Credit Agreement. As of the Effective Date, that is one, three or six months.
[12]	If no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of one month.

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: WhiteHawk Income OP GP LLC, its general partner

By:
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [   ] of WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of May 10, 2026 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto being the “Credit Agreement”), among the Borrower, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, Capital One, National Association, as Administrative Agent, and the lenders (the “Lenders”) and other agents which are or become a party thereto, the undersigned represents and warrants (solely in his/her capacity as an officer of the Borrower and not in any personal capacity) to the Administrative Agent and the Lenders as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a) The financial statements for the [fiscal year/fiscal quarter] ended [   , 20__], delivered with this certificate in accordance with Section [8.01(a)/8.01(b)] of the Credit Agreement fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes].13

(b) There exists no Default or Event of Default [or specify Default or Event of Default and describe the details thereof and any action taken or proposed to be taken with respect thereto].

(c) Attached hereto are the reasonably detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 of the Credit Agreement as of the end of the [fiscal quarter][fiscal year] ending [   ].

(d) [The Borrower hereby elects to exercise its cure right under Section 9.01(c) with respect to the fiscal quarter ending [   ]. The Cure Amount is $[   ], which has been added to [EBITDAX][consolidated current assets] for purposes of calculating compliance with [Section 9.01(a)][Section 9.01(b)] for said fiscal quarter.]

(e) No change in GAAP or in the application thereof has occurred since the Effective Date [or if any such change has occurred, specifying the effect of such change on the financial statements accompanying this certificate].

(f) Attached hereto is a list identifying each of the Restricted Subsidiaries, which list specifies whether such Restricted Subsidiary is or is not a Guarantor (and (A) specifying the identity of each Immaterial Subsidiary and each Material Subsidiary as of the end of such fiscal quarter or fiscal year, as applicable (and including reasonable detail, in form and substance satisfactory to the Administrative Agent, with respect thereto) and (B) if necessary, designating sufficient additional Subsidiaries as Material Subsidiaries so as to comply with the definition of “Material Subsidiary”).

[13]	Insert bracketed phrase when financial statements delivered with this Compliance Certificate are delivered pursuant to Section 8.01(b) of the Credit Agreement.

EXECUTED AND DELIVERED this [   ] day of [   ], 20[__].

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: WhiteHawk Income OP GP LLC, its general partner

By:
Name:
Title:

WHITEHAWK INCOME CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT E

[RESERVED]

[attached]

EXHIBIT F

[RESERVED]

EXHIBIT G

SECURITY INSTRUMENTS

1.	The Guarantee and Collateral Agreement.

2.	UCC-1 Financing Statements in respect of item #1.

3.	The Mortgage

4.	UCC-1 Financing Statements in respect of item #3.

5.	The Control Agreements.

EXHIBIT H

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][14] ]

3. Borrower:	WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership

4. Administrative Agent:	Capital One, National Association, as the administrative agent under the Credit Agreement

[14]	Select as applicable.

5. Credit Agreement:	The Credit Agreement dated as of May 10, 2026, among WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, the Lenders party thereto, Capital One, National Association, as Administrative Agent, and the other agents party thereto

6. Assigned Interest:

Maximum Credit Amount Assigned[15]	Percentage Assigned of Aggregate Maximum Credit Amounts
%
%
%

Effective Date:	, 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[15]

Except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans subject to such assignment shall not be less than $2,500,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing.

[Consented to and][16] Accepted:

CAPITAL ONE, NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title:

[Consented to:][17]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[16]	To be added only if the consent of the Administrative Agent is required by Section 12.04(b) of the Credit Agreement.
[17]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank) is required by Section 12.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01(a) or Section 8.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission (e.g.,.pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I

FORM OF ELECTED COMMITMENT INCREASE CERTIFICATE

[     ], 20[ ]

To:	Capital One, National Association,

as Administrative Agent

WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (the “Borrower”), WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Credit Agreement, dated as of May 10, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

This Elected Commitment Increase Certificate is being delivered pursuant to Section 2.06(c)(ii)(E) of the Credit Agreement.

Please be advised that the undersigned has agreed (a) to increase its Elected Commitment under the Credit Agreement effective [     ], 20[__] (the “Increase Effective Date”) from $[     ] to $[     ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents to which it is a party.

With reference to Section 2.06(c)(ii)(C) of the Credit Agreement, the Borrower hereby confirms that [Check Applicable Box]:

[ ]	There are, or if the Increase Effective Date is after the date hereof, there will be, no SOFR Borrowings outstanding on the Increase Effective Date.

[ ]

There are, or if the Increase Effective Date is after the date hereof, there will be, SOFR Borrowings outstanding on the Increase Effective Date and the Borrower will pay any compensation required by Section 5.02 of the Credit Agreement on the Increase Effective Date.

Very truly yours,

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: WhiteHawk Income OP GP LLC, its general partner

By:
Name:
Title:

Accepted and Agreed:

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[Additional Lender]

By:
Name:
Title:

EXHIBIT J

FORM OF ADDITIONAL LENDER CERTIFICATE

[  ], 20[  ]

To:	Capital One, National Association, as Administrative Agent

WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (the “Borrower”), WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Credit Agreement, dated as of May 10, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.06(c)(ii)(F) of the Credit Agreement.

Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective [     ], 20[  ] (the “Additional Lender Effective Date”) with a Maximum Credit Amount of $[     ] and an Elected Commitment of $[     ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents to which it is a party.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if requested by the Additional Lender, an executed Note payable to such Additional Lender (or its registered assigns) in a principal amount equal to its Maximum Credit Amount, (ii) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(f) of the Credit Agreement, duly completed and executed by the Additional Lender, and (iii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender.

With reference to Section 2.06(c)(ii)(C) of the Credit Agreement, the Borrower hereby confirms that [Check Applicable Box]:

[ ]	There are, or if the Additional Lender Effective Date is after the date hereof, there will be, no SOFR Borrowings outstanding on the Additional Lender Effective Date.

[ ]

There are, or if the Additional Lender Effective Date is after the date hereof, there will be, SOFR Borrowings outstanding on the Additional Lender Effective Date and the Borrower will pay any compensation required by Section 5.02 of the Credit Agreement on the Additional Lender Effective Date.

[Remainder of page intentionally left blank; signature pages follow.]

Very truly yours,

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: WhiteHawk Income OP GP LLC, its general partner

By:
Name:
Title:

Accepted and Agreed:

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[Name of Increasing Lender]

By:
Name:
Title:

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL

INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of May 10, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership, as Borrower, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, Capital One, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR

U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of May 10, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership, as Borrower, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, Capital One, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S.

FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of May 10, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership, as Borrower, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, Capital One, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL

INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of May 10, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership, as Borrower, WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, Capital One, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT L

[RESERVED]

EXHIBIT M

FORM OF EFFECTIVE DATE SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

[ • ], 2026

This Solvency Certificate (this “Certificate”) is delivered pursuant to [Section 6.01(g)][Section 6.02(r)] of the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of the date hereof among WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (the “Borrower”), WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, Capital One, National Association, as the Administrative Agent, and the Lenders parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [   ], solely in my capacity as the [     ] of the General Partner, do hereby certify to the Administrative Agent and the Lenders on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement and the Borrowings made and the issuance of any Letters of Credit under the Credit Agreement (a) the Borrower is Solvent and (b) the Parent, the General Partner, the Borrower and the other Credit Parties, on a consolidated basis, are Solvent.

For purposes hereof, the term “Solvent” with respect to any Person(s) as of any date, that (a) the aggregate value of the assets of such Person(s) (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person(s) as of such date, (b) as of such date, such Person(s) is able to pay all liabilities (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) of such Person(s) as such liabilities mature, and (c) as of such date, such Person(s) does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: WhiteHawk Income OP GP LLC, its general partner

By:
Name:
Title:

EXHIBIT N

FORM OF RESERVE REPORT CERTIFICATE

This Reserve Report Certificate (this “Certificate”), dated as of [   ], 20[ ], relates to the Reserve Report dated as of [January 1][July 1], 20[ ] [other date in the event of an Interim Redetermination] (the “Subject Reserve Report”), delivered pursuant to Section 8.11 [(a)] [(b)] of that certain Credit Agreement dated as of May 10, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (the “Borrower”), WhiteHawk Income Corporation, a Delaware corporation, WhiteHawk Income OP GP LLC, a Delaware limited liability company, the lenders from time to time party thereto (the “Lenders”), and Capital One, National Association, as Administrative Agent. Each capitalized term used herein has the same meaning given to it in the Credit Agreement unless otherwise specified. The undersigned certifies he/she is a Responsible Officer of the Borrower and, on behalf of the Borrower, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, certifies that in all material respects:

(a) the information contained in the Subject Reserve Report and any other information delivered in connection herewith is true and correct, it being understood by the Administrative Agent and the Lenders that projections concerning volumes and production and cost estimates contained in the Subject Reserve Report are necessarily based upon opinions, estimates and projections and that neither the Borrower nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate;

(b) the Borrower or another Credit Party has good and defensible title to the Oil and Gas Properties evaluated in the Subject Reserve Report (other than those (x) to be acquired in connection with an acquisition, (y) disposed of since the date of the Subject Reserve Report as permitted in accordance with the terms of the Credit Agreement and (z) leases that have expired in accordance with their terms) and such Oil and Gas Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 9.03 of the Credit Agreement;

(c) to the extent the Credit Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except as set forth on Annex I hereto or previously disclosed to the Administrative Agent in writing, on a net basis there are no gas imbalances, take or pay or other prepayments, the value of which exceed the dollar threshold specified in Section 7.16 of the Credit Agreement, with respect to the Credit Parties’ Oil and Gas Properties evaluated in the Subject Reserve Report delivered herewith which would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(d) No Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except (x) those Borrowing Base Properties listed on Annex II hereto and (y) as previously disclosed to the Administrative Agent in writing;

(e) Annex III sets forth a list of all material marketing agreements (which are not cancellable on 120 days’ notice or less without penalty or detriment) entered into subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.17 to the Credit Agreement had such agreement been in effect on the Effective Date; and

(f) Annex IV sets forth a schedule demonstrating [compliance][noncompliance] (calculated at the time of delivery of this Certificate) with the Collateral Coverage Minimum [and the steps that will be taken to comply with this Collateral Coverage Minimum].18

[Remainder of page intentionally left blank; signature page follows]

[18]	Language added if non-compliant.

EXECUTED AND DELIVERED as of the date first set forth above.

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: WhiteHawk Income OP GP LLC, its general partner

By:
Name:
Title: